                                                   EXHIBIT (A) TO SCHEDULE 13E-3


                          INTRUST FINANCIAL CORPORATION
                              105 NORTH MAIN STREET
                              WICHITA, KANSAS 67202


_____________, 2003



Dear Fellow Stockholders:

         You are cordially invited to attend the Special Meeting of Stockholders of INTRUST Financial Corporation on _______________ at ______ __.m. The meeting will be held at the Executive Dining Room of INTRUST Bank at 105 North Main Street, Wichita, Kansas 67202.

         At this important meeting, you will be asked to vote on a proposed transaction that, if approved and when combined with the redemption of INTRUST's publicly held 8.24% Cumulative 1998 Trust Preferred Securities, will result in the termination of the registration of INTRUST's trust preferred securities under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. Commonly referred to as a "going private" transaction, the proposed transaction will reduce the number of stockholders of record to fewer than 300, as required for the elimination of our periodic reporting obligations under the federal securities laws. The reduction in the number of stockholders will be accomplished by the merger of a newly-formed subsidiary of INTRUST with and into INTRUST on the terms set forth in the merger agreement, a copy of which is attached as ANNEX A to this Proxy Statement.

         Under the terms of the merger, each share of INTRUST common stock owned of record at the effective time of the merger:

    - by a stockholder of FEWER than 1,000 shares will be converted into the right to receive from INTRUST $152.00 in cash per share, and

    - by a stockholder of 1,000 or MORE shares will remain as outstanding shares of INTRUST common stock after the merger.

         Because INTRUST has a large number of stockholders who own fewer than 1,000 shares, we expect that the number of stockholders of record will be reduced from approximately 450 to approximately 200, while the number of outstanding shares will decrease by only 5.6%--a reduction of approximately 130,000 shares from the current 2,324,374 outstanding shares.

         The Board of Directors of INTRUST formed a Special Pricing Committee, consisting of five directors who are not officers or employees of INTRUST, to provide non-binding advice and recommendations to the Board of Directors with respect to certain issues arising in connection with the merger, including the per share price to be paid to stockholders who are being cashed out in the merger.

         After careful consideration, the Board of Directors concluded that the costs associated with being a "public" company are not justified by the benefits in view of our stock's limited trading activity. The Board of Directors has approved the merger agreement and the merger. The Board of Directors believes that the terms of the merger agreement and the proposed merger are fair from a financial point of view to, and in the best interests of, INTRUST stockholders, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger. ACCORDINGLY, YOUR BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF INTRUST AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

         In reaching its decision, the members of the Board of Directors considered, among other things, their understanding of the INTRUST business, their general business knowledge, the recommendation of the Special Pricing Committee with respect to the per share price to be paid to stockholders who are being cashed out in the merger and the written opinion of Keefe, Bruyette & Woods, Inc., to the Board of Directors, that, based upon and subject to the factors and assumptions set forth in that opinion, as of December 10, 2002, the $152.00 per share consideration offered in the merger is fair, from a financial point of view, to stockholders of INTRUST, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger. The opinion of Keefe, Bruyette & Woods, Inc. is attached to this Proxy Statement as ANNEX B.

         Consummation of the transaction is subject to certain conditions, including the affirmative vote of at least two-thirds of the shares of INTRUST common stock entitled to vote at the Special Meeting. It is anticipated that the transaction will become effective shortly after the end of the first quarter of 2003. Details of the proposed transaction are set forth in the accompanying Proxy Statement, which we urge you to read carefully in its entirety.

         YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.


                             Sincerely,


                             Charles Q. Chandler
                             Chairman of the Board of Directors and Chief
                               Executive Officer

                          INTRUST FINANCIAL CORPORATION
                              105 NORTH MAIN STREET
                              WICHITA, KANSAS 67202


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD _____________, 2003

TO OUR STOCKHOLDERS:

         The Special Meeting of Stockholders of INTRUST Financial Corporation, a Kansas corporation ("INTRUST"), will be held in the Executive Dining Room of INTRUST Bank at 105 North Main Street, Wichita, Kansas 67202 at _____, local time, on _____________, 2003, for the following purposes:

         (1) to approve the Agreement and Plan of Merger dated effective as of December 10, 2002 by and between INTRUST and INTRUST Merger Corporation, a Kansas corporation ("Merger Corp."), pursuant to which Merger Corp. will merge with and into INTRUST with INTRUST being the surviving corporation (the "Merger"), and each of the transactions contemplated thereby, including, without limitation, the Merger; and

         (2) to transact such other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of INTRUST common stock, par value $5.00 per share, at the close of business on ___________, 2003 are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of December 31, 2002, there were 2,324,374 shares of INTRUST common stock outstanding. The accompanying Proxy Statement is dated ___________, 2003, and is being first mailed to stockholders on or about __________, 2003.

         Stockholders are cordially invited to attend the meeting in person. Whether planning to attend the meeting or not, stockholders are urged to complete, date and sign the enclosed Proxy and to return it promptly. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to Jay L. Smith, Secretary, INTRUST Financial Corporation, 105 North Main Street, Wichita, Kansas 67202, a written notice of revocation bearing a date later than the date of the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Special Meeting and voting in person (attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy). The enclosed, addressed envelope requires no postage if mailed in the United States.

                                     By order of the Board of Directors,



                                     Jay L. Smith
                                     Secretary

____________, 2003

                             YOUR VOTE IS IMPORTANT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
SUMMARY TERM SHEET                                                                    1
QUESTIONS AND ANSWERS ABOUT THE MEETING                                               6
SUMMARY FINANCIAL INFORMATION                                                        10
     Summary Historical Financial Information of INTRUST                             10
     Summary Unaudited Pro Forma Financial Information                               11
     Selected Per Share Financial Information                                        12
STATEMENT REGARDING FORWARD-LOOKING INFORMATION                                      12
THE SPECIAL MEETING                                                                  13
     General                                                                         13
     Annual and Quarterly Reports                                                    13
     Who Can Vote at the Meeting                                                     13
     Attending the Meeting                                                           13
     Vote Required                                                                   14
     Proxies                                                                         14
     Voting and Revocation of Proxies                                                14
     Recommendation of the Board of Directors                                        15
SPECIAL FACTORS                                                                      16
     Background Of The Merger Proposal                                               16
     The Effects Of The Merger                                                       20
     Effects on Stockholders                                                         22
     Redemption of the Publicly Held Trust Preferred Securities                      24
     U.S. Federal Income Tax Consequences                                            24
     Special Pricing Committee                                                       27
     Recommendations of the Board of Directors; Fairness of the Merger Proposal      27
     Merger Corp.'s Determination of Fairness of the Merger Proposal                 31
     Conduct of INTRUST's Business After the Merger                                  31
     Opinion of the Financial Advisor                                                32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT                                                                    43
     Ownership Table                                                                 43
     Subsequent Sale of Qualifying Shares                                            44
PROPOSAL: APPROVAL OF THE MERGER AGREEMENT                                           45
     Overview                                                                        45
     The Parties                                                                     45
     Effect on Stockholders                                                          45
     Reasons for the Merger                                                          47
     Effect of the Merger Proposal on INTRUST Stockholders                           49
     Effect of the Merger Proposal on INTRUST                                        49
     Exchange and Payment Procedures                                                 50
     Dissenters' and Appraisal Rights                                                50
     Interests of Officers and Directors in the Merger                               52
     Fees and Expenses                                                               52
     Anticipated Accounting Treatment                                                53
     Regulatory Requirements                                                         53
     The Merger Agreement                                                            53
     Dividend Policies                                                               57
FINANCIAL DATA                                                                       58
     Selected Historical Financial Data                                              58
     Pro Forma Consolidated Financial Statements (Unaudited)                         59
     Per Share Market Price and Dividend Information                                 63
OTHER MATTERS                                                                        64
WHERE YOU CAN FIND MORE INFORMATION                                                  64

ADDITIONAL DOCUMENTS AND OTHER INFORMATION INCORPORATED BY                            64
   REFERENCE
AGREEMENT AND PLAN OF MERGER                                                        ANNEX A
OPINION OF THE FINANCIAL ADVISOR                                                    ANNEX B
K.S.A. 17-6712 - RIGHTS OF DISSENTING STOCKHOLDERS                                  ANNEX C

                               SUMMARY TERM SHEET

         The following summary term sheet, together with the "Questions and Answers About the Meeting and the Merger" following this summary term sheet, highlight selected information from this Proxy Statement about our proposed merger and the Special Meeting. This summary term sheet and the question and answer sections may not contain all of the information that is important to you. To better understand, and for a more complete description of, the merger and the other matters on which you will vote, you should carefully read this entire document and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the location in this Proxy Statement where you can find a more complete discussion of each item listed below.

         As used in this Proxy Statement, "INTRUST," "we," "our," "ours," "us" and the "Company" refer to INTRUST Financial Corporation and all of its subsidiaries. "Merger Corp." refers to INTRUST Merger Corporation, and "merger agreement" refers to the Agreement and Plan of Merger by and between INTRUST and Merger Corp. "Common stock" or "shares" refers to the issued and outstanding shares of INTRUST common stock, par value $5.00 per share. References to INTRUST's "publicly held trust preferred securities "or "trust preferred securities" are to the 8.24% Cumulative 1998 Trust Preferred Securities issued by INTRUST Capital Trust and guaranteed by its parent, INTRUST.

THE MERGER AGREEMENT (Page 53)

         On December 10, 2002, the Board of Directors of INTRUST (the "Board of Directors") adopted and approved a merger agreement, under which Merger Corp., a newly-formed Kansas corporation, would merge with INTRUST. Under the terms of the merger agreement, if the merger is completed:

    - INTRUST stockholders holding fewer than 1,000 shares of INTRUST common stock as of the effective time of the merger will receive a cash payment of $152.00 per share.

    - INTRUST stockholders holding 1,000 or more shares as of the effective time of the merger will continue to hold their shares.

    - the officers and directors of INTRUST at the Effective Time of the merger will be the officers and directors of INTRUST immediately after the merger.

THE PARTIES (Page 45)

    - INTRUST is a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended.

    - Merger Corp. is a recently-formed Kansas corporation organized for the sole purpose of the merger.

    - The principal executive offices of both INTRUST and Merger Corp. are located at 105 North Main Street, Wichita, Kansas 67202.

    -    The telephone number for both INTRUST and Merger Corp. is (316)
         383-1111.

VOTE REQUIRED (Page 14)

         Approval of the merger agreement and the merger (the "Merger Proposal") requires the approval of the holders of at least two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the Special Meeting. K.S.A. 17-6701 requires that the merger be approved by a majority of the outstanding common stock of INTRUST; however, the Restated Articles of Incorporation of INTRUST requires a greater approval percentage - at least two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the Special Meeting, meaning 2/3 of the shares that are issued and outstanding at the close of business on the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the merger. In addition, if you do not instruct your broker on how to vote on the merger, your broker will not be able to vote for you. This will have the same effect as a vote against the merger.

EFFECTS OF THE MERGER (Page 20)

         As a result of the merger:

    - following the merger and the redemption of INTRUST's publicly held trust preferred securities, INTRUST will cease to be subject to the reporting requirements of the Securities Exchange Act of 1934 pursuant to Rule 12h-3 of the Securities Exchange Act and price quotations will no longer be available on the OTC Bulletin Board. Accordingly, the merger and the trust preferred redemption are collectively considered a "going private" transaction;

    - cashed-out stockholders will no longer have an interest in or be a stockholder of INTRUST and, therefore, they will not be able to participate in INTRUST's future earnings and growth, if any;

    - the number of record stockholders will be reduced from approximately 450 to approximately 200, and the number of outstanding shares of INTRUST common stock will decrease from 2,324,374 to approximately 2,195,000;

    - the percentage of ownership of INTRUST common stock beneficially held by the current officers and directors of INTRUST as a group will increase from 35.5% to approximately 37.5%;

    - aggregate stockholders' equity of INTRUST as of September 30, 2002 will be reduced from approximately $202,107,000 on a historical basis to approximately $180,583,000 on a pro forma basis;

    - the book value per share of common stock as of September 30, 2002 will be reduced from approximately $86.70 per share on a historical basis to approximately $82.04 per share on a pro forma basis;

    - INTRUST's regulatory capital will be reduced, including a decrease in INTRUST's Tier 1 capital as of September 30, 2002, from $234,804,000 on a historical basis to $213,280,000 on a pro forma basis;

    - diluted earnings per share of common stock for the year ended December 31, 2001 will increase from $11.21 on a historical basis to $11.42 on a pro forma basis; and

    - diluted earnings per share of common stock for the nine months ended September 30, 2002 will decline from $8.08 on a historical basis to $8.07 on a pro forma basis.

REASONS FOR THE MERGER (Page 43)

         Our primary reason for the merger is that after the merger and the redemption of the trust preferred securities, we will terminate the registration of our trust preferred securities under the Securities Exchange Act, and we will no longer be required to file periodic reports with the SEC. As a result, we will no longer incur the costs of maintaining our registration or filing periodic reports. For more information on our reasons for the merger, please see page 47 of this Proxy Statement.

REDEMPTION OF PUBLICLY HELD TRUST PREFERRED SECURITIES (Page 24)

         In connection with the merger, the INTRUST Board of Directors approved the redemption of the $57,500,000 outstanding 8.24% Cumulative 1998 Trust Preferred Securities issued by INTRUST Capital Trust and guaranteed by INTRUST, which may be redeemed at any time after January 30, 2003. To finance the redemption of the publicly held trust preferred securities, the Board of Directors authorized the issuance of up to $75,000,000 in privately-placed trust preferred securities, which will not be registered under the Securities Exchange Act. As of the date of this Proxy Statement, we had issued $25,000,000 of such privately placed trust preferred securities. On February 20, 2003, we announced that we had called our publicly held trust preferred securities for redemption effective March 21, 2003. See "Special Factors--Redemption of Publicly Held Trust Preferred Securities" for a discussion of the redemption of these trust preferred securities.

BACKGROUND OF THE MERGER PROPOSAL (Page 16)

         Please see "Special Factors--Background of the Merger Proposal" for a discussion of the events leading up to the signing of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER (Page 57)

         The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

    - approval of the merger agreement and the merger by the holders of at least two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the Special Meeting; and

    -    no litigation pending by any governmental agency regarding the merger.

         The merger is not conditioned upon the redemption of INTRUST's publicly held trust preferred securities.

U.S. FEDERAL INCOME TAX CONSEQUENCES (Page 24)

         The receipt of cash by certain stockholders in the merger will be taxable for federal income tax purposes.

         TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER "SPECIAL FACTORS--U.S. FEDERAL INCOME TAX CONSEQUENCES."

DISSENTERS' AND APPRAISAL RIGHTS (Page 50)

         Under Kansas law, you are entitled to dissent from the merger and you may have appraisal rights in connection with the merger. To exercise your appraisal rights, you must comply with all procedural requirements of Kansas law. A description of the relevant section of Kansas law is provided in "Proposal--Dissenters' and Appraisal Rights" on page 50, and the full text of the section is attached as ANNEX C to this document. FAILURE TO TAKE ANY STEPS REQUIRED BY APPLICABLE KANSAS LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.

SOURCES OF FUNDS (Page 21)

         We estimate that the total funds required to fund the payment of the consideration to be paid to cashed-out stockholders and to pay fees and expenses relating to the merger will be approximately $20,510,000. These amounts will be paid for through available working capital of INTRUST.

         We intend to redeem our outstanding publicly held trust preferred securities, which will be funded through the issuance of a series of privately placed trust preferred securities. See "Special Factors--Redemption of Publicly Held Trust Preferred Securities." The privately placed trust preferred securities will not be registered under the Securities Exchange Act.

SPECIAL PRICING COMMITTEE (Pages 17 and 27)

         A committee of our Board of Directors, which we refer to as the "Special Pricing Committee," was formed to provide non-binding advice and recommendations to the Board of Directors with respect to certain issues arising in connection with the merger, including, among other things, the per share price to be paid to stockholders who are being cashed out in the merger. The Special Pricing Committee unanimously determined that the merger consideration of $152.00 in cash per share is fair to both the holders of INTRUST common stock who will receive cash in the merger and those who will remain stockholders after the merger.

         As noted, the Special Pricing Committee considered the transaction for both the stockholders who would be cashed out in the transaction and for those who would remain stockholders. The Special Pricing Committee was comprised of five members, including three members who would be cashed out in the merger transaction, if approved. The Special Pricing Committee considered factors relevant to each group of stockholders as well as the opinion of the financial advisor, whose opinion addressed the fairness of the transaction for both groups. However, the Special Pricing Committee was not acting solely on behalf of those stockholders who would be cashed out in the transaction, and the relevant factors may be different for this group. The Board believes that the Committee, in part because it was comprised of a majority of stockholders who would be cashed out in the merger, would be able to sufficiently represent and convey the interests of those stockholders. See "Special Factors--Special Pricing Committee" below.

RECOMMENDATION OF THE BOARD OF DIRECTORS (Page 27)

         The Board of Directors, based in part upon the recommendation of the Special Pricing Committee, has unanimously determined that the merger consideration is fair to, and the merger is advisable and in the best interests of, INTRUST and the holders of INTRUST common stock. Accordingly, our Board of Directors has approved the merger agreement and unanimously recommends that you vote "FOR" the proposal to adopt it.

OPINION OF THE FINANCIAL ADVISOR (Page 32)

         The Special Pricing Committee retained Keefe, Bruyette & Woods, Inc., or "KBW," as its financial advisor in connection with the transaction. On December 5, 2002, KBW presented its valuation analysis to the Special Pricing Committee, indicating that the going concern value of INTRUST's common stock ranged from $145.00 to $155.00. On December 10, 2002, KBW delivered its opinion, subsequently confirmed in writing, to the Board of Directors that, as of such date, and based on and subject to the factors and assumptions set forth in that opinion, the $152.00 per share consideration offered in the merger is fair, from a financial point of view, to stockholders of INTRUST, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger. A copy of KBW's written fairness opinion, which we refer to as the "KBW Opinion," is attached to this Proxy Statement as ANNEX B. We urge you to read the KBW Opinion carefully.

         The KBW Opinion is directed to the INTRUST Board of Directors, addresses only the fairness to holders of INTRUST common stock from a financial point of view of the cash consideration offered in the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

         The KBW Opinion addressed the fairness, from a financial point of view, of the transaction to both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger. The Committee considered proposals from several investment banking firms, each of which proposed to evaluate the transaction as to both stockholders who would be cashed out in the merger and those who would remain stockholders after the merger. In view of the fact that any firm would have access to the relevant information to assess the transaction from differing perspectives, the Committee believed that hiring a single firm to consider the transaction from the perspective of both cashed-out and remaining stockholders was appropriate under the circumstances. The Committee determined to retain KBW because of its experience in the Midwestern financial institutions market, its focus on community banks, and its experience in transactions similar to INTRUST's proposed transaction.

THE SPECIAL MEETING (Page 13)

         The Special Meeting of Stockholders of INTRUST will be held in the Executive Dining Room of INTRUST Bank at 105 North Main Street, Wichita, Kansas 67202 at _____, local time, on _______, _____________, 2003. At the Special
Meeting, you will be asked to consider the following proposal:

    - the approval of the merger agreement, pursuant to which Merger Corp. will merge with and into INTRUST with INTRUST being the surviving corporation, and each of the transactions contemplated thereby, including the merger.

POTENTIAL CONFLICTS OF INTEREST (Page 31)

         In addition to the considerations noted above with respect to the Special Pricing Committee and the KBW Opinion, the executive officers and directors of INTRUST may have interests in the transaction that are different from your interests as a stockholder, or relationships that may present conflicts of interest, including the following:

    - All but seven of our directors and three of our executive officers hold of record 1,000 or more shares of INTRUST common stock and will retain their shares in the merger. Following the merger, each of the seven directors who holds fewer than 1,000 shares and who is accordingly cashed-out in the merger will purchase seven shares of our common stock so that they own at least $1,000 worth of "qualifying" shares in INTRUST as required for their continued directorship under the National Bank Act; and

    - As a result of the merger, the stockholders who own of record as of the effective time of the merger, 1,000 or more shares, such as our directors and some of our executive officers, will increase their percentage ownership interest in INTRUST as a result of the purchase by INTRUST of the shares owned by the holders of fewer than 1,000 shares. For example, assuming the merger is approved, the ownership percentage of the directors and executive officers will increase from 35.5% to approximately 37.5% as a result of the reduction of the number of shares of the common stock outstanding by approximately 130,000 shares.



QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE MERGER

Q:       WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this Proxy Statement and the enclosed proxy because our Board of Directors is soliciting your votes for use at a Special Meeting of Stockholders.

         This Proxy Statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy.

         We will begin sending this Proxy Statement, Notice of Special Meeting and the enclosed proxy on or about ___________, 2003 to all stockholders entitled to vote. Holders of our common stock on the record date are entitled to vote at the Special Meeting. The record date for those entitled to vote is ___________, 2003. On December 31, 2002, there were 2,324,374 shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date.

Q:       WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The Special Meeting will be held in the Executive Dining Room of INTRUST Bank at 105 North Main Street, Wichita, Kansas 67202 at _____, local time, on _______, _____________, 2003.

Q:       WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote on the approval of the merger agreement between INTRUST and Merger Corp., pursuant to which Merger Corp. will merge with and into INTRUST. As a result of the merger, all stockholders owning fewer than 1,000 shares of INTRUST common stock will receive $152.00 for each share that they own. After the merger (and the redemption of the publicly held trust preferred securities described elsewhere in this Proxy Statement), INTRUST intends to "go private" and end its reporting obligations with the SEC.

Q:       WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock and other interested persons may attend the Special Meeting in person. However, only holders of our common stock of record as of ___________, 2003 may cast their votes in person or by proxy at the Special Meeting.

Q:       WHAT IS THE VOTE REQUIRED?

A: The proposal to approve the merger agreement and the merger must receive the affirmative vote of the holders of at least two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the Special Meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the merger. In addition, if you do not instruct your broker on how to vote on the merger, your broker will not be able to vote for you. This will have the same effect as a vote against the merger.

Q:       WHO IS SOLICITING MY PROXY?

A:       The Board of Directors.


Q: WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE MERGER PROPOSAL?

A: Our Board of Directors has determined that the merger is advisable and in the best interests of INTRUST and its stockholders. Our Board of Directors has, therefore, unanimously approved the merger agreement and recommends that you vote "FOR" approval of this matter at the Special Meeting.

Q:       WHAT DO I NEED TO DO NOW?

A: Please sign, date and complete your proxy and promptly return it in the enclosed, self addressed, prepaid stamped envelope so that your shares can be represented at the Special Meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not instruct your broker on how to vote on the merger, your broker will not be able to vote for you. This will have the same effect as a vote against the merger. Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. Just send by mail a written revocation or a completed and signed proxy dated after the date of the first proxy before the Special Meeting or simply attend the Special Meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:       WHAT HAPPENS IF I SELL MY INTRUST SHARES BEFORE THE SPECIAL MEETING?

A: The record date for the Special Meeting is earlier than the expected effective time of the merger. If you own shares of INTRUST common stock on the record date and transfer your shares after the record date but before the merger, you will retain your right to vote at the Special Meeting based on the number of shares you owned on the record date. If you sell a sufficient number of shares so that you own fewer than 1,000 shares at the effective time of the merger, you will receive $152.00 cash for each share you own as of the effective time of the merger. The effective time of the merger will be as of _____ p.m. Central time on the date of the filing of the Articles of Merger with the Secretary of State of Kansas.

Q:       WHAT HAPPENS IF THE SPECIAL MEETING IS POSTPONED OR ADJOURNED?

A: Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q: WHAT IF I DO NOT SEND BACK A PROXY OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A: If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send instructions on how to return your stock certificates and receive any cash payments you may be entitled to receive.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: If you own fewer than 1,000 shares of INTRUST common stock as of the effective time of the merger, you will receive $152.00 in cash for each share you own. If you own 1,000 or more shares of INTRUST common stock as of the effective time of the merger (and you do not exercise your dissenters' rights as discussed on page 50), you will not receive anything in the merger and will continue to hold your shares of INTRUST common stock. The merger agreement has specific provisions regarding the treatment of shares held in street name. Please read the discussion under "Proposal--The Merger Agreement--Conversion of Shares in the Merger" for a description of these provisions as well as the terms of the merger agreement generally.

Q:       WHAT IF I HOLD SHARES IN STREET NAME?

A: Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to INTRUST that the total number of shares you hold (whether of record or in street name) is fewer than 1,000. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under "Proposal--The Merger Agreement--Conversion of Shares in the Merger" for a description of these provisions as well as the terms of the merger agreement generally.

Q:       HOW WILL INTRUST BE OPERATED AFTER THE MERGER?

A: After the merger (and the redemption of the publicly held trust preferred securities), INTRUST will be a privately held company. INTRUST expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the merger is not anticipated to have any effect upon the conduct of such business. The Board of Directors believes the going-private transaction is consistent with INTRUST's vision of maintaining an independent banking strategy. As a result of the merger, stockholders of INTRUST who receive cash for their shares in the merger will no longer have a continuing interest as stockholders of INTRUST and will not share in any future earnings and growth of INTRUST.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible and we expect the merger to be completed shortly after the Special Meeting. The effective time of the merger will be as of _____ p.m. Central time on the date of the filing of the Articles of Merger with the Secretary of State of Kansas.

Q:       WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The receipt of cash in the merger will be taxable for federal income tax purposes. Stockholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the material tax consequences in greater detail, please read the discussion under "Special Factors--U.S. Federal Income Tax Consequences."

Q:       MAY I BUY ADDITIONAL SHARES IN ORDER TO REMAIN A STOCKHOLDER OF
         INTRUST?

A: Yes. The key date is the effective time of the merger. So long as you are able to acquire a sufficient number of shares so that you own 1,000 or more shares at _______ p.m. on the effective date of the merger, which we expect to occur shortly after the Special Meeting upon the filing of the Certificate of Merger with the Secretary of State of Kansas, your shares of INTRUST common stock will not be cashed-out in the merger.

Q:       WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions concerning the merger or the Special Meeting, or if you would like additional copies of this disclosure document or proxy, please contact: Jay Smith, INTRUST Financial Corporation, 105 North Main Street, Wichita, Kansas 67202. His telephone number is (316) 383-1596.

                          SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION OF INTRUST

         The following summary historical consolidated financial data for INTRUST for the fiscal years ended December 31, 2001, 2000 and 1999, was derived from the audited consolidated financial statements of INTRUST. The unaudited historical consolidated financial data of INTRUST as of and for the nine months ended September 30, 2002 and 2001 was derived from INTRUST's unaudited interim consolidated financial statements which, in the opinion of the management of INTRUST, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The income statement data for the nine months ended September 30, 2002 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of INTRUST and the notes thereto included in our 2001 Annual Report to Stockholders and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, and the "Selected Historical Financial Data" included elsewhere in this Proxy Statement. See "Additional Documents and Other Information Incorporated by Reference."


                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                              (UNAUDITED)                YEAR ENDED DECEMBER 31,
                                                    ----------------------               -----------------------
                                                       (Dollars in thousands, except ratios and per share amounts)
                                                       2002          2001         2001          2000          1999
                                                       ----          ----         ----          ----          ----
CONSOLIDATED STATEMENT OF INCOME DATA:
Interest income                                     $  101,785   $  131,465     $  168,210   $  183,147    $  155,206
Interest expense                                        34,110       59,995         74,192       88,225        71,539
Net interest income                                     67,675       71,470         94,018       94,922        83,667
Income before provision for income taxes                30,017       35,143         42,361       41,675        36,796
Provision for income taxes                              10,949       13,616         15,842       16,540        14,338
Net income                                              19,068       21,527         26,519       25,135        22,458


CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
DATA:
Total assets                                        $2,516,281   $2,432,226     $2,555,497   $2,418,457    $2,338,453
Stockholders' equity                                   202,107      187,385        188,746      169,466       153,883
Tier 1 capital                                         234,804      218,983        222,664      201,647       181,948
Average stockholders' equity                           193,348      176,168        180,323      159,255       137,020


PER SHARE DATA:
Earnings, basic                                     $  8.15      $  9.18        $  11.31     $  10.60      $  10.98
Earnings, diluted                                      8.08         9.09           11.21        10.50          9.48
Cash dividends declared                                2.40         2.40            3.20         3.00          2.40

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following summary unaudited pro forma consolidated income statement data of INTRUST for the nine months ended September 30, 2002 gives effect to the merger as if it had occurred on January 1, 2002, and the unaudited pro forma consolidated income statement data for the year ended December 31, 2001, give effect to the merger as if it had occurred on January 1, 2001. The unaudited consolidated balance sheet data of INTRUST at September 30, 2002 and December 31, 2001 gives effect to the merger as if it had occurred on those dates. In addition, we have assumed that (1) INTRUST's 8.24% publicly held trust preferred securities are redeemed as of September 30, 2002 and December 31, 2001 for purposes of the balance sheets as of September 30, 2002 and December 31, 2001, respectively, and as of January 1, 2001 with respect to the consolidated income statement data for the year ended December 31, 2001, and as of January 1, 2002 for the nine months ended September 30, 2002 and (2) that INTRUST has issued $60,000,000 in privately placed trust preferred securities as of September 30, 2002 and December 31, 2001 for purposes of the balance sheets as of September 30, 2002 and December 31, 2001, respectively, and as of January 1, 2001 with respect to the consolidated income statement data for the year ended December 31, 2001 and as of January 1, 2002 for the nine months ended September 30, 2002. The issuance carries an assumed interest rate of 4.66%. You should read the summary unaudited pro forma financial information in conjunction with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this Proxy Statement. As described in such assumptions, the pro forma financial data assumes that 130,000 shares of INTRUST common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what INTRUST's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by INTRUST in the future.


                                                                       Nine Months Ended              Year Ended
                                                                      September 30, 2002          December 31, 2001
                                                                      ------------------          -----------------
                                                                      (Dollars in thousands, except per share data)
                                                                      ---------------------------------------------

CONSOLIDATED INCOME STATEMENT DATA:
Total interest income                                                  $101,541                      $167,662
Total interest expense                                                   34,792                        74,469
Net interest income                                                      66,749                        93,193
Provision for loan losses                                                 8,000                        13,105
Net interest income after provision for loan losses                      58,749                        80,088
Income before provision for income taxes                                 28,341                        40,786
Provision for income taxes                                               10,339                        15,252
Net income                                                               18,002                        25,534

BALANCE SHEET DATA:
Total assets                                                         $2,496,242                    $2,535,458
Stockholders' equity                                                    180,583                       167,222
Tier 1 capital                                                          213,280                       202,140

SELECTED PER SHARE FINANCIAL INFORMATION

         The following table sets forth selected historical per share financial information for INTRUST and unaudited pro forma per share financial information for INTRUST giving effect to the merger, the redemption of INTRUST's 8.24% publicly held trust preferred securities, and the issuance of $60,000,000 privately-placed trust preferred securities as if each of these issues had been consummated as of September 30, 2002, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (1) the consolidated historical financial statements of INTRUST, including the related notes thereto, and (2) the unaudited Pro Forma Consolidated Financial Statements, including the assumptions and notes thereto, contained elsewhere in this Proxy Statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the "Selected Historical Financial Data" included elsewhere in this Proxy Statement and the consolidated financial statements of INTRUST and the notes thereto included in our 2001 Annual Report to Stockholders and our Quarterly Report on 10-Q for our quarter ended September 30, 2002. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 130,000 shares of INTRUST common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what INTRUST's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by INTRUST in the future.


                                                                       AS OF AND FOR THE     AS OF AND FOR THE
                                                                       NINE MONTHS ENDED         YEAR ENDED
                                                                       SEPTEMBER 30, 2002    DECEMBER 31, 2001
                                                                       ------------------    -----------------
HISTORICAL:
Earnings (loss) per common share from continuing operations:
    Basic                                                                    $ 8.15              $ 11.31
    Diluted                                                                    8.08                11.21
Book value per common share                                                   86.70                80.55
Dividends per common share                                                     2.40                 3.20
PRO FORMA:
Earnings (loss) per common share from continuing operations:
    Basic                                                                    $ 8.15              $ 11.53
    Diluted                                                                    8.07                11.42
Book value per common share                                                   82.04                75.55
Dividends per common share                                                     2.40                 3.20

                 STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         "Forward looking statements" are those statements that describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "anticipate," "believe," "could," "estimate," "may," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this Proxy Statement and other documents filed with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect. Further, the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act do not apply to the merger.

                               THE SPECIAL MEETING

GENERAL

         The accompanying Proxy is solicited by and on behalf of the Board of Directors for use at the Special Meeting of Stockholders to be held on _____________, 2003, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournments thereof. The original solicitation will be made by mail. The total expense of such solicitation will be borne by INTRUST and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of Proxies may be made personally, electronically or by telephone following the original solicitation. All further solicitation will be by regular employees of INTRUST, who will not be additionally compensated therefor.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to the Secretary of INTRUST, Jay L. Smith, 105 North Main Street, Wichita, Kansas 67202, a written notice of revocation bearing a date later than the date of the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy).

         All shares entitled to vote represented by a properly executed and unrevoked Proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted FOR the proposal to approve the merger agreement. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof, except that discretionary authority on the part of the Proxies will be limited to matters of which we did not have notice a reasonable time before our mailing of this Proxy Statement and the Proxy. The Proxy Statement and Proxy are being mailed to stockholders on or about ___________, 2003.

ANNUAL AND QUARTERLY REPORTS

         INTRUST's Annual Report to Stockholders for the fiscal year ended December 31, 2001, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 are available upon request from INTRUST.

WHO CAN VOTE AT THE MEETING

         You are entitled to vote your INTRUST common stock if our records show that you held your shares as of the record date, which is ___________, 2003. On December 31, 2002, there were 2,324,374 shares of INTRUST common stock outstanding, held by approximately 450 holders of record. Each such share of INTRUST common stock is entitled to one vote on each matter submitted at the Special Meeting.

ATTENDING THE MEETING

         If you are a beneficial owner of INTRUST common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of INTRUST common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

VOTE REQUIRED

         Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of INTRUST common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement and the merger. The proposal to adopt the merger agreement and approve the merger (the "Merger Proposal") is a "non-discretionary" item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxies as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal. Action on other matters, if any, that are properly presented at the meeting for consideration of the stockholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of INTRUST common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present.

         The Board of Directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting. Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of INTRUST common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the Board of Directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope.

         As of the record date, the directors and executive officers of INTRUST beneficially owned a total of approximately 35.5% of the outstanding shares of INTRUST common stock entitled to vote at the Special Meeting.

PROXIES

         Stockholders may vote at any meeting of the stockholders by proxies duly authorized in writing. Proxies with rubber stamped facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a photographic, photo-static, facsimile or similar reproduction of an executed proxy from the stockholder. Proxies meeting these requirements submitted at any time prior to the votes being taken during the Special Meeting will be accepted.

VOTING AND REVOCATION OF PROXIES

         The shares of INTRUST stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the proxy holders named in the proxies as to any proposed adjournment of the meeting. Proxies that are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the meeting and voted upon. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either:

    - notify the Secretary of INTRUST in writing at INTRUST's principal executive offices;

    -    submit a later dated proxy to the Secretary of INTRUST; or

    -    attend the meeting and vote your shares in person.

         Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         A special committee of our Board of Directors, the Special Pricing Committee, consisting of five non-management directors of INTRUST, was formed to provide non-binding advice and recommendations to the Board of Directors with respect to certain issues arising in connection with the merger, including, among other things, the per share price to be paid to stockholders who are being cashed out in the merger. The Special Pricing Committee unanimously determined that the merger consideration of $152.00 in cash per share is fair to both the holders of INTRUST common stock who will receive cash in the merger and those who will remain stockholders after the merger. The Board of Directors, based in part upon the recommendation of the Special Pricing Committee, has unanimously determined that the merger consideration is fair to, and the merger is advisable and in the best interests of, INTRUST and the holders of INTRUST common stock. Accordingly, our Board of Directors has approved the merger agreement and the merger and believes that the proposed transaction is fair to and in the best interests of INTRUST and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTRUST'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

         OVERVIEW. Of INTRUST's approximately 450 current record stockholders, approximately 250, or 55.6%, hold fewer than 1,000 shares. Collectively, those holders own an aggregate of approximately 130,000 shares, representing approximately 5.6% of INTRUST's outstanding shares. The Board of Directors and INTRUST's management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of the publicly held trust preferred securities under Section 12 of the Securities Exchange Act and continuing to file periodic reports with the SEC are not cost efficient for INTRUST. We estimate that the costs associated with these reports and other filing obligations is approximately $100,000 per year. See "Proposal: Approval of the Merger Agreement--Reasons for the Merger" for a breakdown of these estimated costs. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These SEC registration and reporting related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002. Going private will allow us to avoid these additional costs.

         There are many advantages to being a public company, including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions. However, because there is a limited market for our stock, we have not effectively taken advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of being a public company. For example, in recent years, INTRUST believes, the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace. We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market. In addition, as a result of our limited trading market, we are not in a position to use our public company status to raise capital through sales of our common stock in a public offering in the future or to acquire other business entities using our stock as consideration. Moreover, our limited trading market makes it difficult for our stockholders to liquidate their holdings. The cash-out merger will also allow our small stockholders to do so without typical transaction costs. Please refer to "Proposal: Approval of the Merger Agreement--Reasons for the Merger" for a further discussion of the reasons supporting the Merger Proposal.

         The Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner INTRUST will cease to incur the expenses and burdens associated with being a public company and the sooner stockholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

         ALTERNATIVES CONSIDERED. As a result, INTRUST's management began to explore the possibility of reducing the number of stockholders of record to below 300 and redeeming the publicly held trust preferred securities in order to terminate the registration of the trust preferred securities and INTRUST's reporting requirements. See"--Redemption of Publicly Held Trust Preferred Securities." In making the determination with respect to the reduction in common stockholders, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board of Directors believed that the Merger Proposal would be simpler and less costly. These alternatives were:

         A purchase of shares in the open market. The Board of Directors concluded this was a less efficient use of capital and was uncertain as to whether this alternative would result in INTRUST obtaining the entire stock holdings from a sufficient number of record stockholders to accomplish the going private objective. The Board of Directors found it unlikely that a sufficient number of holders of small numbers of shares would make the effort to sell their shares.

         A tender offer at a similar price per share. The Board of Directors concluded this was a less efficient use of capital and again was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective. The Board of Directors found it unlikely that a sufficient number of holders of small numbers of shares would make the effort to tender their shares. The Board considered as well an odd-lot tender for holders of fewer than 100 shares; however, even if all odd-lot holders tendered, the transaction would not achieve its stated goal of reducing the number of stockholders of record to below 300.

         A reverse stock split. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by INTRUST's stockholders. In a reverse stock split, INTRUST would acquire the interests of a number of stockholders pursuant to an amendment to INTRUST's Restated Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out stockholders would own less than one full share of INTRUST common stock. INTRUST would then distribute cash for the resulting fractional share interests. Since the reverse stock split and the merger would both achieve the same objective of reducing the number of record stockholders, the Board of Directors chose the merger as the superior method as it would ensure that the cashed-out stockholders would receive dissenters' rights under Kansas law. Dissenters' rights would generally not be available under Kansas law to the cashed-out stockholders in a reverse stock split. In addition, because stockholders who would remain stockholders following the reverse stock split would nevertheless receive cash for fractional shares otherwise issuable to them in a reverse stock split, the Board of Directors determined the total cash consideration payable in connection with a reverse stock split would be significantly higher than for a cash-out merger.

         In addition, the Board of Directors considered remaining a public company and not engaging in a going private transaction at all. The Board determined that the only significant positive to this approach was that there would remain some limited liquidity in INTRUST's stock. The negatives to remaining a public company were that the stockholders would still have a relatively illiquid market and that INTRUST would remain responsible for increasing securities compliance costs, especially in light of recent legislation and expected regulation, which would reduce the cash flow of INTRUST.

         After consideration of the various alternatives described above, the Board of Directors determined that the Merger Proposal was the best choice for the stockholders and INTRUST. Significantly, INTRUST estimates that following the proposed merger approximately 216 stockholders of record will remain, comfortably below the maximum of 300 stockholders of record necessary to de-register from the Securities Exchange Act.

         BOARD OF DIRECTORS; SPECIAL PRICING COMMITTEE. During August 2002 INTRUST executive management initiated an examination of strategic alternatives to, and the consequences of, INTRUST remaining a public company. Factors considered by management included the limited trading volume of INTRUST's common stock, an anticipated increase in the time and expense required to meet the filing requirements of a public company, and the overall capital generation of INTRUST and the most effective use of that capital. In late August and September 2002, INTRUST discussed these conceptual issues with three investment banking firms. After further deliberations, executive management selected, in October 2002, the firm of Keefe, Bruyette & Woods, Inc., or "KBW," a nationally recognized investment banking firm to assist it with the presentation of strategic alternatives to the Board of Directors.

         At a special meeting of the Board of Directors held on November 12, 2002, management presented a report on the business rationale for pursuing a going private transaction. Management noted that INTRUST's current capital ratios were well in excess of regulatory requirements and that the current interest rate environment created an opportunity to favorably reprice its publicly held trust preferred securities. Management further noted the increased cost of regulatory compliance in light of the recent passage of the Sarbanes-Oxley Act, and that a going private transaction would increase INTRUST's ability to control its independence. At that meeting, representatives of KBW presented a report on a going private transaction, including structuring and process considerations. KBW discussed the objectives of the going private transaction, including the company's desire to enhance its operational flexibility by permitting it to focus on long term business strategies. KBW discussed the implications of a going private transaction from the perspective of both INTRUST and the stockholders. KBW analyzed the four alternative structures described above. KBW provided additional support for management's decision that the cash-out merger was the best choice for INTRUST in that the transaction structure would ensure that the stockholder base would be reduced below 300 record holders and that stockholders would be afforded dissenters' rights under Kansas law. In addition, KBW discussed the structure of the cash-out merger, the disclosure obligations, key steps in the valuation process and a transaction timetable. The Board determined to pursue a going private transaction, among other reasons, in order to:

     - reduce the number of stockholders of record of INTRUST to fewer than 300 persons in order to deregister its common stock under the Securities Exchange Act , thereby relieving INTRUST of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act;

     - decrease the administrative expense and burden of dealing with INTRUST's high number of stockholders holding small positions in INTRUST's stock; and

     - permit cashed-out stockholders to receive cash for their shares without having to pay brokerage commissions.

         In addition, the Board believed that the going private transaction represented an opportunity to decrease excess capital and take advantage of the interest rate environment in connection with redeeming its outstanding trust preferred securities. A representative from Bryan Cave LLP, corporate counsel to INTRUST, attended and reviewed the Board's fiduciary duties in connection with the transaction and discussed the possibility of forming a special committee to provide advice to the Board with respect to various matters regarding the proposed cash-out merger. The Board of Directors appointed John T. Stewart (chairman), Charlie Dieker, Bill Moore and Paul Seymour to a Special Pricing Committee. See "--Special Pricing Committee" below for a discussion of the composition of the Committee.

         On November 21, 2002, the Special Pricing Committee held a meeting at INTRUST's offices. The Committee discussed and reviewed its charge to provide a non-binding recommendation to the INTRUST Board of Directors with respect to the price at which the shares of common stock would to be redeemed pursuant to the merger. The Committee discussed the desire to add to the Committee another director who was a "smaller" stockholder and who was therefore likely to be cashed out, so that the Committee would have three such members. The Committee unanimously determined that it would ask Jeff Turner to join the Committee. Mr. Turner subsequently agreed to join the Committee. The Committee discussed the selection of a financial advisor and legal counsel. The Committee noted management's recommendation that it retain KBW and reviewed a draft engagement letter from KBW, as well as presentation materials from other financial advisors interviewed by management. The Committee then determined it would have the KBW engagement letter reviewed by counsel and by management. The Committee discussed retaining Bryan Cave as counsel. No action was taken at the meeting to retain a financial advisor or legal counsel. Representatives of KBW then joined the meeting and reviewed and discussed with the Committee their presentation materials from the November 12, 2002 Board of Directors meeting.

         On December 5 and 6, 2002, the Special Pricing Committee held meetings at INTRUST's offices. On December 5, 2002, after discussion, the committee unanimously approved the retention of KBW as its financial advisor and Bryan Cave as its legal counsel. In addition to the engagement of KBW by the full Board of Directors, KBW is acting as placement agent under a separate engagement for INTRUST's private placement of trust preferred securities in 2002 and 2003. Under the engagement, KBW could potentially earn additional placement agent fees for future private placements of trust preferred securities of INTRUST. See "--Opinion of Financial Advisor" below. Bryan Cave LLP has been retained from time to time in the past by INTRUST to render corporate and banking advice.

         Representatives of KBW then joined the meeting and discussed the role of the Committee and financial and other procedural aspects of the process. In addition, at that meeting, KBW presented its valuation analysis to the Special Pricing Committee, taking into account applicable Kansas law. The meeting was adjourned until December 6, 2002. On December 6, 2002, KBW discussed how record holders of shares would be counted for purposes of the proposed merger agreement and reviewed its valuation analyses, which indicated that the going concern value of INTRUST's common stock ranged from $145.00 to $155.00 per share. During the course of this review, KBW discussed its valuation methodology and the financial analyses supporting the range of values. After discussion, the Committee went into executive session and discussed the valuation information provided by KBW, in particular as it related to fairness of the transaction to unaffiliated stockholders who would be cashed out in the merger. The Committee also discussed the financial impact of the transaction to remaining stockholders, including a discussion of the amount of cash that was required to implement the cash-out merger transaction. The Committee decided it needed further time to consider the information provided before determining a price and scheduled a meeting for December 9, 2002.

         The Special Pricing Committee met at INTRUST's offices on December 9, 2002. Representatives from KBW participated at various times during the meeting by teleconference. The Committee further discussed the information provided by KBW. In the context of the Committee's broader advisory role in connection with the cash-out merger, it discussed the shareholding level under which a stockholder would be cashed out. Based on the current information available and after discussion, the Committee unanimously approved recommending to the Board of Directors a price of $152.00 per share at which shares would be cashed out in the transaction.

         The Special Pricing Committee met at INTRUST's offices the morning of December 10, 2002, and reviewed updated information provided by KBW that indicated that INTRUST would only have to cash-out stockholders with fewer than 1,000 shares to achieve the goal of going below 300 stockholders of record. The Committee determined no further action was necessary.

         On December 10, 2002, a special meeting of the Board of Directors was held at INTRUST's offices. The Board first ratified the addition of Mr. Turner to the Special Pricing Committee. The chairman of the Special Pricing Committee then discussed the process undertaken by the Committee and advised the Board on its recommendation of a price of $152.00 per share at which shares would be redeemed pursuant to the proposed cash-out merger transaction. Representatives of KBW attended the meeting and reviewed for the full Board of Directors the steps and procedures performed by their firm in its role as financial advisors to the Special Pricing Committee and their determination of a going concern valuation range of $145.00 to $155.00 per share for the stockholders that would be cashed-out in the proposed transaction. KBW orally delivered its opinion to the Board to the effect that, based upon and subject to the factors and assumptions set forth in its opinion, as of December 10, 2002, the $152.00 consideration offered in the merger is fair, from a financial point of view, to the stockholders of INTRUST, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger. After considerable discussion, the Board of Directors unanimously agreed that $152.00 per share was fair to both stockholders that would be cashed-out in the proposed transaction and stockholders that would remain after the transaction.

         The Board then selected 1,000 shares as the ownership minimum because it represented a logical breakpoint among stockholders in order to insure that, after completion of the merger, the number of record stockholders would be less than the 300 stockholder limit necessary to terminate registration with the SEC, while at the same time involving a relatively small number of shares (estimated at approximately 130,000, or 5.6% of INTRUST's outstanding shares) that would be cashed-out in the proposed merger. The Board did not consider a possible sale of INTRUST. No offers were presented to the Board, and no offers were solicited in keeping with the Board of Directors strategic determination to maintain INTRUST's independence.

         INTRUST publicly announced the proposed merger on December 11, 2002.

         The members of the Special Pricing Committee were paid $200 per meeting for each Committee meeting. The Special Pricing Committee held a total of five meetings.

THE EFFECTS OF THE MERGER

         The merger will have various effects on INTRUST, as described below.

         REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. INTRUST believes that the merger will reduce the number of record stockholders from approximately 450 to approximately 200. Accordingly, the number of outstanding shares of common stock will decrease from 2,324,374 to approximately 2,195,000.

         TRANSFER OF BOOK VALUE. Because (1) the price to be paid to holders of fewer than 1,000 shares of common stock will be $152.00 per share, (2) the number of shares of common stock expected to be cashed out as a result of the merger is estimated to be approximately 130,000, (3) the total cost to INTRUST (including expenses) of effecting the merger is expected to be approximately $20,510,000, and (4) at September 30, 2002, aggregate stockholders' equity in INTRUST was approximately $202,107,000, or $86.70 per share, INTRUST expects that, as a result of the merger:

     - aggregate stockholders' equity of INTRUST as of September 30, 2002, will be reduced from approximately $202,107,000 on a historical basis to approximately $180,583,000 on a pro forma basis;

     - the book value per share of common stock as of September 30, 2002, will be reduced from approximately $86.70 per share on a historical basis to approximately $82.04 per share on a pro forma basis;

     - diluted earnings per share of common stock for the year ended December 31, 2001 will increase from $11.21 on a historical basis to $11.42 on a pro forma basis; and

     - diluted earnings per share of common stock for the nine months ended September 30, 2002 will decline from $8.08 on a historical basis to $8.07 on a pro forma basis.

         Decrease in capital. As a result of the merger, INTRUST's capital will be reduced, although INTRUST anticipates that it will remain "well capitalized" for bank regulatory purposes. For instance,

INTRUST's Tier 1 capital as of September 30, 2002, will decrease from $234,804,000 on a historical basis to $213,280,000 on a pro forma basis.

         TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION AND REPORTING REQUIREMENTS. INTRUST's 8.24% Cumulative 1998 Trust Preferred Securities are currently registered under Section 12(b) of the Securities Exchange Act. INTRUST plans to redeem such trust preferred securities shortly after the effective date of the merger and to terminate the registration of such trust preferred securities. See "--Redemption of Publicly Held Trust Preferred Securities" below. Upon the termination of the registration of the publicly held trust preferred securities and the effectiveness of the merger, if the INTRUST common stock is no longer held by 300 or more stockholders of record, INTRUST's obligation to continue to file periodic reports with the SEC shall terminate pursuant to Rule 12h-3 of the Securities Exchange Act. Termination of this filing requirement under the Securities Exchange Act will substantially reduce the information required to be furnished by INTRUST to its stockholders and to the SEC. Accordingly, INTRUST estimates it will eliminate costs and expenses associated with the continuation of the registration of the trust preferred securities and the filing of periodic reports with the SEC, which INTRUST estimates to be approximately $100,000 on an annual basis. INTRUST intends to apply for such termination as soon as practicable following completion of the merger and the redemption of the trust preferred securities.

         With respect to the executive officers and directors of INTRUST, in the event of the termination of the registration of the trust preferred securities and our obligation to file reports under the Securities Exchange Act:

     - executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act; and

     - executive officers and directors of INTRUST may be deprived of the ability to dispose of shares of INTRUST common stock pursuant to Rule 144 under the Securities Act of 1933.

         EFFECT ON MARKET FOR SHARES. The INTRUST common stock is traded in the local over-the-counter market on a limited basis. As discussed below, there likely will be a decrease in the market for INTRUST shares as a result of the decrease in the number of outstanding shares and the decrease in the number of stockholders and this may affect the price at which remaining stockholders may be able to sell their shares.

         Once we stop filing reports with the SEC, our common stock will be ineligible for quotation on the OTCBB, which may reduce the liquidity of our common stock. While price quotations for our common stock may continue to be reported after deregistration in less formal reporting systems such as the Pink Sheets Electronic Quotation Service, we cannot assure you this will happen or, even if it does happen, that an active market will exist for you to sell your shares if you are a remaining stockholder. However, because the current amount of trading activity in our common stock is so limited, there may be no practical difference for most stockholders who are remaining stockholders following the merger. In addition, regardless of whether we become a private company as a result of the merger and the redemption of our publicly held trust preferred securities, it is currently proposed that the OTCBB will be phased out by 2003, and price quotations for our common stock may not be reported on the BBX (which is expected to replace the OTCBB in 2003). Therefore, our common stock may be quoted only in the Pink Sheets Electronic Quotations Service regardless of whether we go private.

         FINANCIAL EFFECTS OF THE MERGER; FINANCING OF THE MERGER. INTRUST expects that the merger and the use of approximately $20,510,000 cash to complete the merger, which includes approximately $750,000 in professional fees and other expenses payable by INTRUST related to the transaction, will not have any material adverse effect on INTRUST's capital adequacy, liquidity, results of operations or cash flow. Because INTRUST does not currently know the actual number of shares which will be cashed out in the merger, INTRUST does not know the total amount of cash to be paid to stockholders by INTRUST in the merger, but INTRUST estimates it to be approximately $19,760,000. You should read the discussion under "Proposal--Fees and Expenses" for a description of the fees and expenses INTRUST expects to incur in connection with the exploration of INTRUST's alternatives to effect a going private transaction, including the merger.

         INTRUST expects to be able to finance the cash amount to be paid to stockholders in the merger out of the working capital of INTRUST. The redemption of the publicly held trust preferred securities will be financed by a series of private placements of other trust preferred securities, described under "--Redemption of Publicly Held Trust Preferred Securities" below.

         EFFECTS ON AFFILIATES. As a result of the merger, Merger Corp. will cease to exist. As described below, the merger will have various effects on the officers and directors of INTRUST, each of whom may, as a result of his or her position with INTRUST, be deemed to be an affiliate of INTRUST. As used in this Proxy Statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of INTRUST or the beneficial owner of 10% or more of INTRUST's outstanding shares, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder.

EFFECTS ON STOCKHOLDERS

         The merger will have various effects on affiliated and unaffiliated stockholders of INTRUST, as described below. The effects of the merger to a stockholder will vary based on whether or not all or any portion of the stockholder's shares will be cashed out in the merger. The determination of whether or not any particular shares of INTRUST common stock will be cashed out in the merger will be based on whether the holder of those shares holds either fewer than 1,000 shares or 1,000 or more shares. Since an affiliated stockholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed out in the merger and shares that will remain outstanding in the merger. As described under "Security Ownership of Certain Beneficial Owners and Management," INTRUST expects current officers and directors to beneficially own a total of approximately 850,000 shares immediately after the merger compared to 851,199 as of the record date for the Special Meeting.

         CASHED-OUT STOCKHOLDERS. The merger will have both positive and negative effects on stockholders owning fewer than 1,000 shares immediately prior to the Effective Time, including those described below. The Special Pricing Committee and the Board considered each of the following effects in making its recommendation.

Positive effects:

         As a result of the merger, the cashed-out stockholders will:

     - receive $152.00 per share in cash, which price represents a premium of 17.3% and 16.6% over the average 30 and 60 trading day closing price before the public announcement of the proposed merger; and

     - be able to liquidate their holdings without incurring brokerage costs. The Special Pricing Committee and the Board concluded the ability to liquidate was particularly important given the relatively illiquid market for shares of INTRUST's common stock.

Negative effects:

         As a result of the merger, the cashed-out stockholders will:

     - no longer have any equity interest in INTRUST and, therefore, will not participate in its future potential earnings or growth, if any, except for seven of our directors who will purchase seven shares of our stock immediately following the merger for bank regulatory purposes;

     - other than upon the exercise of stock options that have previously been or may in the future be granted by INTRUST to affiliated stockholders, not be able to re-acquire an equity interest in INTRUST unless they purchase shares from the remaining stockholders, although INTRUST does not anticipate that the remaining stockholders will transfer their shares to third parties; and

     - be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

         REMAINING STOCKHOLDERS. The merger will have both positive and negative effects on stockholders who remain as stockholders if the merger is effected, including those described below. The Special Pricing Committee and the Board considered each of the following effects in making its recommendation.

Positive effects:

     - Effect on earnings per share. Diluted earnings per share of common stock for the year ended December 31, 2001, will increase from $11.21 on a historical basis to $11.42 on a pro forma basis. Diluted earnings per share of common stock for the nine months ended September 30, 2002, will decline from $8.15 on a historical basis to $8.07 on a pro forma basis.

     - Dividends. INTRUST currently intends to continue to declare and pay cash dividends on its common stock in the foreseeable future. You should read the discussion under "Proposal--Dividend Policies" for more information regarding INTRUST's dividend policies and the effects of the merger on INTRUST's payment of dividends.

     - Continuing interest in the ongoing business of INTRUST. The remaining stockholders will retain their equity interest in INTRUST and, therefore, will participate in its future potential earnings or growth.

Negative effects:

     - Decreased access to information. If the merger is effected, INTRUST intends to redeem and terminate the registration of its trust preferred securities under the Securities Exchange Act and to cease filing periodic reports with the SEC. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act.

     - Decreased liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the merger. Price quotations for common stock are currently reported on the OTC Bulletin Board. Following the going private transactions, any trading in our common stock will continue only to occur in the "pink sheets" and in privately negotiated transactions.

     - Reduced capital. INTRUST's capital will be reduced, including a decrease in INTRUST's Tier 1 capital as of September 30, 2002, from $234,804,000 on a historical basis to $213,280,000 on a pro forma basis. INTRUST's capital ratios substantially exceed regulatory requirements, and INTRUST does not expect that the reduction in capital will have a material effect on its business or operations.

     - Reduced book value per share. The book value per share of common stock as of September 30, 2002, will be reduced from approximately $86.70 per share on a historical basis to approximately $82.04 per share on a pro forma basis.


         INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the merger, it is expected that (a) the percentage of ownership of INTRUST common stock held by current officers and directors of INTRUST as a group will increase from 35.5% to approximately 37.5%, and (b) the collective book value as of September 30, 2002, of the shares of INTRUST common stock held by INTRUST's current officers and directors, as a group, will decrease from $71,748,000 on a historical basis to approximately $68,099,000 on a pro forma basis. For a description of the assumptions INTRUST used in determining the numbers of shares and related percentages that INTRUST expects to be held by current officers and directors immediately after the merger, please see footnote (2) under "Security Ownership of Certain Beneficial Owners and Management."

REDEMPTION OF PUBLICLY HELD TRUST PREFERRED SECURITIES

         In January 1998, INTRUST Capital Trust, a special purpose subsidiary of INTRUST, issued $57,500,000 in cumulative trust preferred securities. These trust preferred securities, which we refer to in this document as our "publicly held preferred securities," qualify as capital for regulatory reporting purposes, have a dividend rate of 8.24%, and will mature on January 31, 2028, unless called or extended by INTRUST. INTRUST owns 100% of the common stock of Trust, and the only assets of INTRUST Capital Trust consist of the 8.24% subordinated debentures due January 31, 2028 issued by INTRUST to INTRUST Capital Trust. INTRUST has issued back-up obligations to INTRUST Capital Trust, which, when taken in the aggregate, constitute the full and unconditional guaranty by INTRUST of all of INTRUST Capital Trust's obligations under the publicly held preferred securities.

         The subordinated debentures may be called by INTRUST at any time after January 30, 2003, and on February 20, 2003, we announced that we had called the subordinated indentures for redemption effective March 21, 2003, at which time a mandatory redemption of the publicly held preferred securities will occur. To finance the redemption, the Board of Directors authorized the issuance of up to $75,000,000 in privately placed trust preferred securities, which will not be registered under the Securities Exchange Act. We currently anticipate that we will issue $60,000,000 of such privately placed securities in a series of private placements. As of the date of this Proxy Statement we have issued $25,000,000 of such privately placed securities. The consummation of the merger is not conditioned upon the successful redemption of the publicly held trust preferred securities.

U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax consequences to INTRUST and the stockholders of the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations thereunder, published administrative rulings and court decisions, all of which are subject to change or a change in interpretation. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. It is assumed that the shares of INTRUST stock are held as capital assets by United States persons (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular INTRUST stockholder in light of such stockholder's personal circumstances or those INTRUST stockholders subject to special treatment under United States federal income tax laws (for example, financial institutions; real estate investment trusts; regulated investment companies; insurance companies; broker-dealers; persons who are not citizens or residents of the United States or who are foreign corporations, partnerships, estates or trusts; tax exempt entities or traders in securities that elect to mark-to-market), or investors who hold their INTRUST stock as a position in a straddle, as part of a hedge or synthetic security, as part of a conversion transaction or other integrated transaction or investors whose functional currency is not the U.S. dollar. This discussion does not address the tax consequences of the alternative minimum tax or the tax consequences to stockholders who acquired their stock through the exercise of an employee stock option or other compensation arrangements. This discussion does not address any aspect of state, local or foreign taxation.

No opinion of counsel has been sought or obtained with respect to any tax consequences described herein. No rulings or determinations of the Internal Revenue Service or any other tax authorities have been or will be sought or obtained with respect to any tax consequences described herein. The discussion below is not binding upon the Internal Revenue Service or such other authorities. No assurance can be given that the Service would not assert, or that a court would not sustain, a different position from any discussed herein. You are urged to consult your tax advisor regarding the federal, state, local and foreign tax consequences of the merger.

         THIS SECTION DOES NOT DISCUSS ALL ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO INTRUST STOCKHOLDERS REQUIRED TO PURCHASE "QUALIFYING" SHARES IN INTRUST UNDER THE NATIONAL BANK ACT.

         FEDERAL INCOME TAX CONSEQUENCES IF YOU ARE NOT CASHED OUT IN THE MERGER. If you (1) continue to hold INTRUST common stock immediately after the merger, and (2) receive no cash as a result of the merger, you will not recognize any gain or loss in the merger, and you will have the same adjusted tax basis and holding period in your INTRUST common stock as you had in such stock immediately prior to the merger.

         FEDERAL INCOME TAX CONSEQUENCES IF YOU ARE CASHED OUT BY THE MERGER. If you receive cash as a result of the merger, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold INTRUST common stock immediately after the merger, as explained below. Whether a person or entity is considered to be related to you for this purpose is determined under section 318 of the Internal Revenue Code. In general, your spouse, children, grandchildren, parents and grantor trusts are considered to be related to you for this purpose. You will also be considered as owning all or part of the stock owned by partnerships and trusts in which you are a partner or a beneficiary, and corporations in which you own 50% or more of the stock (determined by value as opposed number of shares). In addition, if you hold an option to acquire stock, your will be treated as owning that stock. If you are a partnership, trust, or corporation, stock held by a partner, beneficiary, or stockholder may be attributed to you. There are other situations in which you will be treated as related to another INTRUST stockholder. If you are related to a person or entity who continues to hold INTRUST common stock immediately after the merger, it may be possible to obtain a waiver of such attribution by filing an election under the Internal Revenue Code. You should consult with your tax advisor if there is any other INTRUST stockholder to whom you may be related.

         If you (1) receive cash in exchange for INTRUST common stock as a result of the merger, (2) do not continue to hold INTRUST common stock immediately after the merger, and (3) are not related to any person or entity that holds INTRUST common stock immediately after the merger, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your INTRUST common stock and your aggregate adjusted tax basis in such stock. The gain or loss will be long-term capital gain or loss if you will have owned your INTRUST common stock for more than one year at the time of the merger.

         If you received cash in exchange for INTRUST common stock as a result of the merger and either you or a person or entity related to you continues to hold INTRUST common stock immediately after the merger, you will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" or
(2) is a "substantially disproportionate redemption of stock," as described below.

         Whether your receipt of cash is "not essentially equivalent to a dividend," or is a "substantially disproportionate redemption of stock" will be determined as follows:

     - "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in INTRUST common stock resulting from the merger is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that even a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

     - "Substantially Disproportionate Redemption of Stock." Your receipt of cash in the merger will result in a "substantially disproportionate redemption of stock" if the percentage of all outstanding shares in INTRUST common stock owned by you immediately after the merger is less than 80% of the percentage of all outstanding shares of INTRUST common stock owned by you immediately before the merger.

         In applying these tests, you will be treated as owning all shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated as a distribution. For federal income tax purposes, a distribution is taxed first as ordinary dividend income to the extent of your ratable share of INTRUST's current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

         FEDERAL INCOME TAX CONSEQUENCES TO INTRUST. Neither INTRUST nor Merger Corp. will recognize gain or loss for federal income tax purposes as a result of the merger.

         BACKUP WITHHOLDING. Certain of the INTRUST stockholders may be subject to backup withholding at a 30% rate on the cash payments received for their shares of INTRUST common stock. Backup withholding will not apply, however, if you:

     - Furnish to INTRUST a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to you following the date of the merger;

     -   Provide a certificate of foreign status on Form W-8; or

     -   Establish that you are exempt from withholding.

         Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the Internal Revenue Service.

         THIS SECTION DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU IN VIEW OF YOUR OWN PARTICULAR CIRCUMSTANCES.

SPECIAL PRICING COMMITTEE

         A special committee of our Board of Directors, the Special Pricing Committee, consisting of five non-management directors of INTRUST, was formed to provide non-binding advice and recommendations to the Board of Directors with respect to certain issues arising in connection with the merger, including the per share price to be paid to stockholders who are being cashed out in the merger. The Special Pricing Committee unanimously determined that the merger consideration of $152.00 in cash per share is fair to both the holders of INTRUST common stock who will receive cash in the merger and those who will remain stockholders after the merger.

         In considering the approval of a transaction such as the cash-out merger, a board of directors may form a committee of unaffiliated directors to guard against bias. However, in considering this transaction, the Special Pricing Committee was not acting solely on behalf of those stockholders who would be cashed out as a result of the merger. The Board concluded that there was sufficient representation in the decision-making process at the both the Committee and Board level to protect the interests of these stockholders. The Special Pricing Committee was ultimately comprised of five Directors, three of whom are stockholders who would be cashed out in the merger. In addition, given that they represented a majority of the Committee, the Board concluded that all of the Committee members could adequately convey their opinions and concerns to the Committee, as well as to the entire Board, without the need for establishing a separate committee solely to represent the stockholders who would be cashed out in the merger.

         In addition, none of the Committee members are or had been employees of, or are otherwise controlled by, or under common control with the Company, and none of the members have had any other business or financial relationships with INTRUST which would be required to be disclosed under the federal securities laws. Accordingly, the Board believed the members of the Committee could exercise independent judgment in making its recommendation to the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER PROPOSAL

         The Board of Directors, based in part upon the recommendation of the Special Pricing Committee described above, has unanimously determined that the Merger Proposal, taken as a whole, is fair to, and in the best interests of, INTRUST and its stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. The Board of Directors also believes that the process by which the transaction is to be approved is fair. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AS DESCRIBED ABOVE. Each member of the Board of Directors and each executive officer of INTRUST who owns shares of common stock has advised INTRUST that he or she intends to vote his or her shares in favor of the Merger Proposal. As of December 31, 2002, the directors and executive officers of INTRUST beneficially owned a total of 851,199 shares of INTRUST common stock, or approximately 35.5% of the total shares entitled to vote at the Special Meeting.

         The Board of Directors has retained for itself the absolute authority to reject (and not implement) the Merger Proposal (even after approval thereof by stockholders) if it determines subsequently that the Merger Proposal is not then in the best interests of INTRUST and its stockholders. For example, the Board of Directors may determine not to implement the Merger Proposal if INTRUST is unable for any reason to redeem its publicly held trust preferred securities. In addition, the Board of Directors may agree to amend the merger agreement in writing at any time prior to the filing of the Certificate of Merger with the Secretary of State of Kansas, except that an amendment made subsequent to the adoption of the merger agreement by the stockholders of either constituent corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property or rights, or any of the proceedings, in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, (b) alter or change any term of the Restated Articles of Incorporation of INTRUST, or (c) alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation. The Board of Directors unanimously approved the Merger Proposal.

         The Board of Directors considered a number of factors in determining to approve the merger agreement. INTRUST's primary reason for the merger is that after the merger and the redemption of the trust preferred securities INTRUST will no longer be required to file periodic reports with the SEC. The Board of Directors considered the views of management relating to cost savings to be achieved by redeeming and terminating the registration of the trust preferred securities under the Securities Exchange Act and reducing the number of stockholders to below 300 so as to eliminate INTRUST's reporting requirements. INTRUST's management determined that cost savings of approximately $100,000 per year could be achieved, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the trust preferred securities under the Securities Exchange Act and reporting by INTRUST. Similarly, the Board of Directors also considered the decrease in the expense and burden of dealing with INTRUST's high number of stockholders holding small positions in INTRUST's common stock that would result from the merger. The Board of Directors also considered the effect that redeeming and terminating the registration of the trust preferred securities and ceasing to file periodic reports would have on the market for the common stock and the ability of stockholders to buy and sell shares. However, the Board of Directors determined that, even as a publicly-traded corporation, there is a very limited market for the shares of INTRUST common stock, especially for sales of large blocks of such shares, and that INTRUST's stockholders derive little benefit from INTRUST's status as a publicly held corporation. The Board of Directors determined that the cost savings and reduced burden on management to be achieved by redeeming and terminating registration of the trust preferred securities under the Securities Exchange Act and ceasing to file periodic reports with the SEC outweighed any potential detriment from terminating such registration and ceasing such filings.

         The Board of Directors considered several alternative transactions to accomplish the proposed going-private transaction but ultimately approved the Merger Proposal. Please read the discussion under "--Background of the Merger Proposal" for a description of these alternatives considered by the Board of Directors.

         The Board of Directors considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Merger Proposal to the stockholders, including both affiliated and unaffiliated stockholders. The Board of Directors formed a Special Pricing Committee to give it non-binding advice and recommendations to the Board of Directors with respect to certain issues arising in connection with the merger, including, among other things, the per share price to be paid to stockholders who are being cashed out in the merger. The Special Pricing Committee of INTRUST retained KBW as its, and the Board of Directors', financial advisor in connection with the Merger. The Board of Directors did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

         CURRENT AND HISTORICAL MARKET PRICES OF INTRUST'S COMMON STOCK. INTRUST's common stock is not traded on any stock exchange and price quotations are reported on the OTC Bulletin Board. The common stock is thinly traded, and once we have deregistered with the SEC, price information will no longer by available on OTC, which will further decrease our trading price and volume. During the 12 months prior to the public announcement of the proposed merger, the stock traded infrequently with reported trades occurring on only 59 days with an average trading volume on those days of approximately 924 shares per day. The last sale price of INTRUST's common stock on December 9, 2002, the last trading day before the Board determined to go forward with this transaction, was $129.50.

         The Board also reviewed high and low sales prices for the common stock from January 1, 2001 to December 3, 2002, which ranged from $120 to $135 per share. You should read the discussion under "Financial Information--Market Prices and Dividend Information" for more information about our stock prices. The Board does not believe it would be realistic to expect that the market would sustain a price of $152.00 per share if more than a small number of the cashed-out stockholders sought to sell their shares of INTRUST's common stock, and that any effort to sell a material portion of INTRUST's shares would materially depress the then trading price. Accordingly, the Board believes that $152.00 per share is fair from a pricing point of view.

         NET BOOK VALUE. As of September 30, 2002, the book value per share was $86.70. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out stockholders in the merger, the Board determined that it was not directly relevant. However, the Board noted that the per share cash price of $152.00 payable in the merger reflected a multiple of 1.75 on INTRUST's September 30, 2002 book value per share.

         GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the merger, the Board valued INTRUST's shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the Board did not consider the amount per share that might be realized in a sale of 100% of the stock of INTRUST, as the Board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of INTRUST. In determining the going concern value of INTRUST's shares, the Board adopted the analyses and conclusions of its financial advisor, which are described under "Opinion of the Financial Advisor."

         EARNINGS. The Board reviewed the earnings of INTRUST for the previous three years and for the first three quarters of 2002. For the three years ended December 31, 2001, 2000 and 1999, INTRUST reported net income of $26,519,000, $25,135,000 and $22,458,000, respectively. For the nine months ended September 30, 2002, INTRUST reported net income of $19,068,000. The Board noted the information provided by the financial advisor regarding the multiples in comparable bank acquisitions stocks nationally as well as in neighboring states (the "Great Plains States"), including the application by the financial advisor of a merger premium that was determined to result from the synergistic financial effect ("Synergy Cost-Savings Adjustment") of the comparable acquisitions. Although the price paid by INTRUST in the transaction reflected as a multiple of trailing four quarters earnings and projected earnings is less than the average national price paid in control transactions as a multiple of earnings, the price in the transaction is above the comparable average for the Great Plains States, after adjusting for the Synergy Cost Savings Adjustment. Accordingly, the Board concluded that $152.00 per share was fair from an earnings standpoint.

         OPINION OF THE FINANCIAL ADVISOR. The Board considered the opinion of KBW rendered to the Board orally on December 10, 2002, and subsequently confirmed in writing, to the effect that, based upon and subject to the factors and assumptions set forth in their opinion, as of December 10, 2002, the $152.00 consideration offered in the merger is fair, from a financial point of view, to the stockholders of INTRUST, including both those stockholders who will receive cash in the merger and those who will remain stockholders after the merger. You should read the discussion under "Opinion of the Financial Advisor" and a copy of the KBW Opinion attached as ANNEX B to this Proxy Statement.

         OPPORTUNITY TO LIQUIDATE SHARES OF COMMON STOCK. The Board considered the opportunity the merger presents for stockholders owning fewer than 1,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of INTRUST's common stock at a price that represents a premium of 17.3% and 16.6% over the average 30 and 60 trading day closing price before the public announcement of the proposed merger. In light of the market illiquidity and the premium, the Board determined that this opportunity supported a determination of fairness.

         In connection with its deliberations, the Board of Directors and the Special Pricing Committee did not consider, and did not request that its financial advisor evaluate, INTRUST's liquidation value. The Board of Directors and the Special Pricing Committee did not view INTRUST's liquidation value to be a relevant measure of valuation, given that the merger consideration significantly exceeded the book value per share of INTRUST, and it was the Board of Director's view that INTRUST is far more valuable as a going concern than its net book value per share of $86.70 as of September 30, 2002. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, INTRUST can give no assurance that the liquidation value would not produce a higher valuation of INTRUST than its value as a going concern.

         Since January 1, 2000, INTRUST through December 10, 2002 has repurchased 79,155 shares of its common stock at prices ranging from $113.00 to $137.75 per share. As of the date of this proxy statement, INTRUST has repurchased 13,826 shares of its common stock subsequent to December 10, 2002 (and subsequent to the announcement of the proposed transaction) at prices ranging from $144 per share to $150 per share. On a quarterly basis, the average price of such shares repurchases was as follows:

2001
         First Quarter                                    $124.81
         Second Quarter                                    125.61
         Third Quarter                                     129.75
         Fourth Quarter                                    130.52

2002
         First Quarter                                    $131.34
         Second Quarter                                    132.38
         Third Quarter                                     132.14
         Fourth Quarter                                    130.36

2003
         First Quarter (through March 5, 2003)            $148.74

         No firm offers, other than in conjunction with the merger, of which the Board of Directors is aware have been made by an unaffiliated person during the preceding two years for (1) the merger or consolidation of INTRUST into or with such person, (2) the sale or other transfer of all or any substantial part of the assets of INTRUST, or (3) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of INTRUST.

         After consideration of all this information, the Board of Directors determined that $152.00 per share is fair from a financial point of view to, INTRUST stockholders, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger.

         No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Merger Proposal was retained by INTRUST or by a majority of directors who are not employees of INTRUST. INTRUST has not made any provision in connection with the merger to grant unaffiliated stockholders access to INTRUST's corporate files or to obtain counsel or appraisal services at INTRUST's expense. With respect to unaffiliated stockholders' access to INTRUST's corporate files, the Board of Directors determined that this Proxy Statement, together with INTRUST's other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Merger Proposal. The Board of Directors also considered the fact that under Kansas corporate law, and subject to certain conditions set forth under Kansas law, stockholders have the right to review INTRUST's relevant books and records of account. As for obtaining counsel or appraisal services solely for unaffiliated stockholders at INTRUST's expense, the Board of Directors did not consider these necessary or customary. INTRUST expects the Merger Proposal to result in the cash out of approximately 130,000 shares of common stock, for a total purchase price approximating $19,760,000, excluding related costs and expenses estimated at approximately $750,000. After consideration of the factors described above, the Board of Directors believes that the transaction is fair notwithstanding the absence of such an unaffiliated stockholder approval requirement or unaffiliated representative. The Board of Directors believes that the transaction is procedurally fair because of the role the Special Pricing Committee played in the process and because, after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of INTRUST and all the members who were on the Special Pricing Committee, approved the Merger Proposal.

MERGER CORP.'S DETERMINATION OF FAIRNESS OF THE MERGER PROPOSAL

         Merger Corp. and its Board of Directors believe that the Merger is fair to, and in the best interests of, each of INTRUST's stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. In reaching this conclusion, Merger Corp. relied upon the factors considered by and the analysis and conclusions of the Board of Directors and the Special Pricing Committee as well as the analysis and conclusions of INTRUST's financial advisor, KBW, and Merger Corp. adopts such analysis as its own. See "Special Factors--Special Pricing Committee" and "--Recommendation of the Board of Directors; Fairness of the Merger Proposal." The merger agreement has been approved by Merger Corp.'s Board of Directors.

CONDUCT OF INTRUST'S BUSINESS AFTER THE MERGER

         INTRUST expects to fund the merger through INTRUST's working capital. As a result, INTRUST's net stockholder equity will decline by approximately $20,510,000. The lost earnings that would have otherwise been recognized on the working capital utilized in the merger (estimated to be approximately $350,000 annually), will have a negative impact on the net income of INTRUST. Otherwise, INTRUST expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the merger is not anticipated to have any effect upon the conduct of such business. The INTRUST Board of Directors believes the going-private transaction is consistent with INTRUST's vision of maintaining an independent banking strategy. If the merger is consummated, persons owning fewer than 1,000 shares at the Effective Time of the merger will no longer have any equity interest in, and will not be stockholders of, INTRUST and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of INTRUST common stock will have the right to receive $152.00 per share in cash, without interest.

         If the Merger Proposal is effected, INTRUST believes that, based on INTRUST's stockholder records, approximately 200 stockholders of record will remain. In addition, individuals who are currently members of the Board of Directors and of management of INTRUST now owning approximately 35.5% of the common stock will own approximately 37.5% of the common stock after the merger. See "Security Ownership of Certain Beneficial Owners and Management."

         INTRUST plans, as a result of the merger and following the redemption of its publicly held trust preferred securities, to become a privately held company. INTRUST will redeem and terminate the registration of its trust preferred securities under the Securities Exchange Act after the merger. Because the trust preferred securities will no longer be registered under the Securities Exchange Act and there will be less than 300 stockholder after the merger, INTRUST will be relieved of the obligation to comply with the periodic reporting requirements of the SEC, and its officers and directors and stockholders owning more than 10% of the common stock will be relieved of certain obligations under the Securities Exchange Act. You should read the discussion under "--The Effects of the Merger" for more discussion regarding the effects of INTRUST terminating the registration of its trust preferred securities under the Securities Exchange Act and ceasing to file periodic reports with the SEC. INTRUST estimates that termination of the registration of the trust preferred securities under the Securities Exchange Act and of its reporting obligations will save INTRUST approximately $100,000 per year in legal, accounting and other internal and external expenses.

         Other than as described in this Proxy Statement, neither INTRUST nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. As stated throughout this Proxy Statement, INTRUST believes that there are significant advantages to it in effecting the Merger Proposal and "going private." INTRUST intends to consider and evaluate any opportunities it may hereafter have as a private company. Although management does not presently have an intent to enter into any transaction described above nor is management currently in negotiations with respect to any such transaction, there is always a possibility that INTRUST may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. In such event, the remaining stockholders of INTRUST may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out stockholders in the merger.

OPINION OF THE FINANCIAL ADVISOR

         In December 2002, the Special Pricing Committee of INTRUST retained KBW as its, and the Board of Directors', financial advisor in connection with the exploration of INTRUST's alternatives to effect a going private transaction, including the merger. Among other things, KBW was retained to perform a valuation analysis to determine a going concern valuation range and to render an opinion as to the fairness from a financial point of view to the stockholders of INTRUST of the per share consideration offered in connection with the merger. KBW's valuation was determined on the basis of the going concern value for INTRUST shares.

         KBW was selected to act as INTRUST's financial advisor based upon its qualifications, expertise and reputation. KBW specializes in providing a range of investment banking services to financial institutions and regularly engages in the valuation of banking companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         On December 5, 2002, KBW presented a valuation to the Special Pricing Committee indicating that the going concern value of INTRUST's common stock ranged from $145.00 to $155.00 per share. On December 10, 2002, KBW rendered its oral opinion to the Board of Directors to the effect that, based upon and subject to the factors and assumptions set forth in its opinion, as of December 10, 2002, the $152.00 per share consideration paid in connection with the merger is fair, from a financial point of view, to the stockholders of INTRUST, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger. KBW confirmed its oral opinion of December 10, 2002 by delivering a written opinion to the Board of Directors, which we refer to as the "KBW Opinion," to the effect that, based upon and subject to the factors and assumptions set forth in that opinion, as of December 10, 2002, the $152.00 per share consideration offered in the merger is fair, from a financial point of view, to stockholders of INTRUST, including both those stockholders who will receive cash in the merger and those stockholders who will remain stockholders after the merger.

         The full text of the KBW Opinion, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as ANNEX B and is incorporated herein by reference. Stockholders are urged to read the KBW Opinion in its entirety. The KBW Opinion is directed to the INTRUST Board of Directors and relates only to the fairness of the consideration offered in the merger from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation as to how any stockholder should vote with respect to the merger or as to any other matter. The summary of the KBW Opinion in this document is qualified in its entirety by reference to the full text of the KBW Opinion.

         In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of INTRUST:

- annual reports to stockholders and annual reports on Form 10-K of INTRUST for the three years ended December 31, 2001;

- recent interim reports to stockholders and quarterly reports on Form 10-Q of INTRUST;

-        other recent communications from INTRUST to its stockholders;

- other financial information concerning the businesses and operations of INTRUST furnished to KBW by INTRUST for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for INTRUST prepared by senior management of INTRUST;

- certain publicly available information concerning the trading of, and the trading market for, the common stock of INTRUST; and

- certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry.

         Additionally, in connection with the KBW Opinion, KBW reviewed a draft of the Agreement and Plan of Merger and assumed that it would correspond in all material respects to the final definitive merger agreement to be executed by INTRUST. KBW also held discussions with senior management of INTRUST concerning its past and current business operations, regulatory relations, financial condition and prospects and such other matters as KBW deemed relevant. KBW also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and finance companies generally. The KBW Opinion is based upon conditions as they existed, and could be evaluated, on the date of the opinion and upon information made available to KBW through the date thereof.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not assume any responsibility to independently verify the accuracy or completeness of such information. KBW relied upon the management of INTRUST as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of such management and that such forecasts will be realized in the amounts and in the time periods estimated by management. With INTRUST's consent, KBW relied on advice of counsel and independent accountants to INTRUST as to legal and financial matters concerning INTRUST and the merger, and assumed that the merger would be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. Concerning the financial impact to stockholders of INTRUST who will have an ongoing equity interest in INTRUST after completion of the merger, with INTRUST's consent KBW considered only the financial impact on INTRUST of the consideration to be offered in the merger and did not ascribe a material financial impact to the regulatory or legal considerations associated with the effects of the proposed transaction. KBW is not expert in the independent verification of the adequacy of loan and lease losses and assumed, without independent verification, that the aggregate allowances for loan and lease losses for INTRUST is adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of INTRUST, nor did KBW examine any individual loan credit files.

         Valuation Methodologies Overview. In conducting its review and arriving at its opinion, KBW examined the application of three approaches for valuing an interest in a business which it believes are generally recognized by appraisal and valuation experts: (1) a cost approach or asset value method; (2) a market approach or comparable company method; and (3) an income approach or earnings (investment) method. KBW did not apply the asset value method because it is difficult to estimate the market value of a financial institution's assets and liabilities, particularly loan and deposit portfolios, with an acceptable degree of accuracy, and because investors in financial institutions generally do not appear to value such concerns by reference to the individual values of assets and liabilities.

         The market value method is frequently used to determine the price of average trading blocks of stock when both the quantity and the quality of the comparable data are deemed sufficient. "Market value" is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. In KBW's view, the relative low and infrequent trading volume of INTRUST shares resulted in the need to review alternative market value methods for comparative pricing purposes. KBW performed three analyses using the market value method, including a comparable merger and acquisition analysis, comparable market analysis and comparable share redemption analysis. These analyses are further described in detail below.

         The income approach quantifies the present value of future economic benefits of shares by capitalizing or discounting the cash flow of the enterprise. As such, this approach considers projected levels of asset growth, required regulatory capital, earnings, dividend paying capacity, and future residual or terminal value. KBW applied this "discounted cash flow analysis" because, based on its experience, it believes it is an effective method for valuing an interest in a business as a going concern.

         Valuation Summary. Based on the $152.00 per share consideration to be offered in the merger and the indicative valuation range of approximately $145 to $155 per share derived from KBW's valuation analyses as described below, KBW calculated the following implied multiples and premiums:

                                              INTRUST        CURRENT INTRUST                            MERGER
                                           PER SHARE DATA   MARKET VALUATION (1)   VALUATION RANGE   CONSIDERATION
                                           --------------   --------------------   ---------------   -------------
                                                                 $129.50           $145     $155        $152
Price to:
     Trailing 12 month earnings                $10.19             12.7x            14.2x     15.2x      14.9x
     Trailing 12 month operating earnings      $10.55             12.3x            13.7x    14.7x       14.4x
     Latest quarter annualized earnings        $10.96             11.8x            13.2x    14.1x       13.9x
     2002 projected earnings                   $11.49             11.3x            12.6x    13.5x       13.2x
     2002 projected operating earnings         $10.39             12.5x            13.9x    14.9x       14.6x
     2003 projected earnings                   $10.89             11.9x            13.3x    14.2x       14.0x
Premium to:
     Book value                                $86.70             149%             167%     179%        175%
     Tangible book value                       $75.70             171%             192%     205%        201%
     Current market                           $129.50              0%               12%      20%         17%

Historical financial data as of 9/30/02. (1) The most recent trade in INTRUST's shares, as publicly reported on the OTC Bulletin Board, was $129.50 on November 12, 2002.

         The indicative valuation range was determined by weighting the implied values resulting from the selected analyses described below. Specifically, each of the four analyses resulted in a range of values which were subsequently weighted based upon the characteristics of INTRUST, as well as upon KBW's experience and industry expertise, to derive a single value for each analysis. Detailed descriptions of each analysis and valuation methodology are provided later in this section. The four resulting weighted values served as the parameters for the going concern valuation range. The following is a summary of the implied valuations based on the selected analyses which were performed and the relative weighting deemed to be appropriate for each:

                                                                                     WEIGHTED
                                                                                       GOING        PER SHARE
                                                        IMPLIED PER                  CONCERN         PURCHASE
VALUATION METHODOLOGY                                   SHARE VALUE    WEIGHTING       VALUE           PRICE
---------------------                                   -----------    ---------       -----           -----
Select comparable acquisition valuation range
     High (National transactions)                           $170          25%
                                                                                         $145            $152
     Low (Great Plains States transactions)                 $137          75%
Comparable public company valuation range
     High (National Peers)                                  $173          25%
                                                                                         $144            $152
     Low (Great Plains States Peers)                        $134          75%
Comparable share redemption valuation range
     High                                                   $165          50%
                                                                                         $147            $152
     Low                                                    $129          50%
Discounted cash flow valuation range
     High                                                   $168          50%
                                                                                         $155            $152
     Low                                                    $142          50%
                                                                                    --------------------------
        GOING CONCERN VALUATION RANGE                                               $145 - $155

         Financial Impact of the Merger Analysis. KBW analyzed the pro forma financial impact to INTRUST's book value per share, earnings per share and capital ratios, assuming the $152.00 per share merger consideration. Based on this analysis, the following table represents, on a pro forma basis and at an assumed range of financing costs, the book value dilution, estimated earnings accretion and impact to capital ratios as of September 30, 2002, assuming 130,911 shares, or approximately 5.6% of outstanding shares, are purchased in the merger.

                      AGGREGATE                                                           TIER 1     TIER 1     TOTAL
                     TRANSACTION      COST OF    ACCRETION TO 2002      DILUTION         LEVERAGE   CAPITAL    CAPITAL
     MERGER PRICE       VALUE        FINANCING   EARNINGS PER SHARE   TO BOOK VALUE       RATIO      RATIO      RATIO
     ------------       -----        ---------   ------------------   -------------       -----      -----      -----
         $152        $19,898,472       6.50%            1.2%           (3.6%)             9.06%      11.26%    13.31%
         $152        $19,898,472       7.50%            0.7%           (3.6%)             9.06%      11.26%    13.31%

         Total Return Analysis. KBW also performed a total return analysis over various time periods for INTRUST versus the S&P 500 and the NASDAQ bank index.

TOTAL RETURN ANALYSIS                                                  NASDAQ
(TIME PERIOD)                   INTRUST          S&P 500             BANK INDEX
-------------                   -------          -------             ----------

Three month                      -5.0%            15.2%               -16.0%
One year                         -1.6%           -18.3%                 8.4%
Three year                        0.1%           -11.8%                10.7%
Five year                        10.1%             1.0%                 3.8%
Since August 31, 1995            14.2%             9.0%                15.0%


         Selected Comparable Acquisitions. KBW also analyzed the consideration paid in selected bank merger transactions. The analysis was based upon the announced acquisition price of these transactions relative to the last twelve months earnings, current earnings estimates, stated book value, tangible book value, core deposit premiums and one month market premiums of the target companies. The information analyzed was compiled by KBW from various industry sources that monitor, compile and publish transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

         KBW identified two groups of comparable bank acquisitions with announced transaction values ranging from $150 million to $3 billion since the beginning of 1995 that KBW deemed relevant. The first group consists of 138 nationwide bank transactions. The second group consisted of 11 transactions in which the selling institution was headquartered in either Kansas, Iowa, Missouri, Nebraska, North Dakota, South Dakota or Oklahoma, which states we refer to collectively as the "Great Plains States."

         For each group, KBW applied the median transaction multiples (price to: book value, tangible book value, trailing earnings per share and estimated earnings per share, as well as the premiums paid over core deposits and the one month market price prior to announcement) to the related financial statistics for INTRUST to derive a range of implied values. KBW took the median implied values and averaged them to derive a single implied value for each comparable acquisition group. KBW then adjusted the resulting two values to extract the component of a merger premium that was determined to result from the synergistic financial effect ("Synergy Cost-Savings Adjustment") of the comparable acquisitions.

         To determine the appropriate Synergy Cost-Savings Adjustment, KBW modeled a merger of INTRUST with two distinct, reasonably likely, hypothetical acquirors and measured the impact that synergies had on the buyer's targeted earnings accretion/(dilution) and internal rate of return calculations. In the first step, KBW calculated the acquiror's 2004 estimated EPS accretion/(dilution) assuming a conservative synergy percentage. In the second step, KBW assumed no synergies and decreased the purchase price paid for INTRUST until the resulting 2004 accretion/(dilution) for the acquiror was the same in both scenarios (with and without synergies). The same rationale was then applied using internal rate of return as the acquiror's financial target.

         The Synergy Cost-Savings Adjustment was derived from the percentage difference in the hypothetical purchase price paid between the with synergy and without synergy scenarios. This percentage difference ranged between 12% and 20%. The Synergy Cost-Savings Adjustment was then applied to the average implied values of the National and Great Plains comparable acquisition groups to obtain a going concern value range for INTRUST shares.

         The following table outlines the median valuation multiples of the National comparable acquisitions, the implied valuation of INTRUST in a control transaction based on these control multiples and the adjusted going concern valuation:

                                         PER SHARE       MEDIAN        IMPLIED INTRUST
NATIONAL COMPARABLE ACQUISITIONS            DATA        MULTIPLES         VALUATION
--------------------------------            ----        ---------         ---------
Price to:
     Trailing 12 month earnings            $10.19         20.7x            $210.73
     Estimated earnings                    $10.89         17.6x            $191.57
Premium to:
     Book value                            $86.70          250%            $217.10
     Tangible book value                   $75.70          260%            $196.65
     Core deposits                           NA             20%            $225.12
     Market (1)                           $129.50           32%            $171.96
                                                                     ---------------------
         Average of implied company valuation (rounded)                     $202
         Synergy Cost-Savings Adjustment (%)                              20% - 12%
                                                                     ---------------------
         Going concern value range (rounded)                            $162 - $178
         MIDPOINT OF RANGE (ROUNDED)                                        $170


(1) Premium to market was based on the most recent trade in INTRUST's shares, as publicly reported on the OTC Bulletin Board, of $129.50 on November 12, 2002.

         The following table outlines the median merger multiples of the Great Plains States comparable acquisitions, the implied valuation of INTRUST in a control transaction based on these control multiples and the adjusted going concern valuation:

                                                     PER SHARE      MEDIAN      IMPLIED INTRUST
GREAT PLAINS STATE COMPARABLE ACQUISITIONS              DATA      MULTIPLES        VALUATION
------------------------------------------              ----      ---------        ---------
Price to:
     Trailing 12 month earnings                        $10.19       16.2x           $164.98
     Estimated earnings                                $10.89         NA              NA

Premium to:
     Book value                                        $86.70        192%           $166.36
     Tangible book value                               $75.70        206%           $156.06
     Core deposits                                       NA          13%            $174.13
     Market (1)                                       $129.50        17%            $152.16
                                                                              --------------------
         Average of implied company valuation (rounded)                              $163
         Synergy Cost-Savings adjustment (%)                                       20% - 12%
                                                                              --------------------
         Going concern value range (rounded)                                      $130 - $143
         MIDPOINT OF RANGE (ROUNDED)                                                 $137

         (1) Premium to market was based on the most recent trade in INTRUST's shares, as publicly reported on the OTC Bulletin Board, of $129.50 on November 12, 2002.

         Comparable Public Company Analysis. KBW compared financial, operating and market performance information of INTRUST to a National peer group ("National Peers") and a Regional peer group ("Great Plains Peers"). The two groups consist of banks with assets of $1 billion to $6 billion that KBW deemed relevant. The National Peers consisted of 143 banks headquartered nationwide and the Great Plains Peers consisted of 10 banks headquartered in the Great Plains States.

         The analysis was based on various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance. For purposes of such analysis, the financial information used by KBW for INTRUST and its comparable companies was as of, and for the period ended, September 30, 2002 and market price information was as of December 3, 2002, unless otherwise noted. Additionally, estimated earnings per share data for the National and Great Plains Peers was obtained from Institutional Broker's Estimate System ("IBES").

         The following table compares the financial performance metrics of INTRUST to the median financial metrics of the National and Great Plains Peers as of September 30, 2002. KBW also compared various growth and market performance metrics of the National and Great Plains Peers to those of INTRUST. KBW's analysis showed the following as of December 3, 2002.

                                                                                       GREAT PLAINS PEER
                                          INTRUST          NATIONAL PEER GROUP               GROUP
                                          -------          -------------------               -----

Assets (in millions)                      $2,516                  $1,993                   $2,014
Return on average assets (operating)        1.03%                   1.19%                    1.12%
Return on average equity (operating)       12.89%                  14.34%                   15.19%
Net interest margin                         4.02%                   4.25%                    3.88%
Efficiency ratio                           63.46%                  57.36%                   57.80%
Nonperforming assets to
    Loans and OREO                          1.04%                   0.71%                    0.67%
Net charge-offs to average loans            1.75%                   0.24%                    0.30%
Loan loss reserve to loans                  1.41%                   1.41%                    1.35%
Leverage ratio                              9.40%                   8.40%                    8.19%
Tier 1 capital ratio                       11.90%                  11.33%                   10.50%
Total capital ratio                        13.10%                  12.73%                   11.73%
------------------------------------

                                                                            MEDIAN OF          MEDIAN OF
                                                         INTRUST (1)     NATIONAL PEERS    GREAT PLAINS PEERS
                                                         -----------     --------------    ------------------
Compound annual growth (12/31/97 to 9/30/02)
   Loan growth rate                                          7.07%            14.49%            16.06%
   Deposit growth rate                                       4.99%            10.99%             8.38%
   Revenue per share growth rate                             4.60%             8.44%            12.80%
   Earnings per share growth rate                            9.83%            12.69%            15.99%
Ratio of market price to:
     Last twelve months operating earnings per share         12.3x             15.3x             12.6x
     Last quarter annualized earnings per share              11.8x             14.1x             12.3x
     2002 estimated earnings per share                       12.8x             14.5x             12.2x
     2003 estimated earnings per share                       11.9x             13.1x             11.4x
     Book value per share                                     149%              189%              170%
     Tangible book value per share                            171%              217%              198%
Market Capitalization (in millions)                          $302              $320              $273

-------------------------------------------------
(1) Projected earnings provided by management were used since there are no public estimates available. Estimated earnings exclude non-recurring items.

         KBW also examined the last five years financial, operating and market performance of the National and Great Plains Peers and compared the data to INTRUST's relevant financials and valuations. KBW observed that INTRUST performance and valuation more closely resembled those of the Great Plains Peers and that, on average, the Great Plains Peers had historically performed and traded at values below the National Peers.

         KBW applied the median trading multiples of the National and Great Plains Peers (i.e., price to: historical earnings, projected operating earnings, book value and tangible book value) to INTRUST's corresponding financial data. That resulted in an implied freely tradable market value range for INTRUST which KBW increased by the median merger market premiums (17% (for Great Plains comparable acquisitions) and 32% (for National comparable acquisitions)) derived from both the National and Great

Plains States comparable acquisitions. The merger market premiums increased the "freely tradable market values" up to "control values" and those premiums were based upon the premium paid over the target's price 30 days prior to announcement in the transactions analyzed in the Selected Comparable Acquisitions section.

         The resulting two valuations were then adjusted by the Synergy Cost-Savings Adjustment (20% - 12%) to create a range of implied values that excluded the component of the merger premium that was determined to result from the synergistic financial effect (cost savings) of the comparable acquisitions.

         KBW then selected the midpoint of this range of going concern values for both the National and Great Plains Peers.

                                                       INTRUST      MEDIAN      IMPLIED INTRUST
NATIONAL PEERS                                        PER SHARE   MULTIPLES        VALUATION
--------------                                        ---------   ---------        ---------
Price to:
     Trailing 12 month operating earnings              $10.55       15.3x           $160.94
     Latest quarter annualized earnings                $10.96       14.1x           $154.87
     2002 estimated earnings (1)                       $10.39       14.5x           $150.23
     2003 estimated earnings (1)                       $10.89       13.1x           $142.39

Premium to:
     Book value                                        $86.70        189%           $163.45
     Tangible book value                               $75.70        217%           $164.09
                                                                              --------------------
         Average of all implied company valuations (rounded)                         $156
         National merger market premium (%)                                           32%
                                                                              --------------------
         Implied "control" value (rounded)                                           $206
         Synergy Cost Savings Adjustment (%)                                       20% - 12%
                                                                              --------------------
         Going concern value range (rounded)                                      $165 - $181
         MIDPOINT OF RANGE (ROUNDED)                                                 $173

         (1) Estimated earnings for INTRUST are based on management's projections and exclude non-recurring items.


                                                          INTRUST PER     MEDIAN      IMPLIED INTRUST
      GREAT PLAINS PEERS                                     SHARE      MULTIPLES        VALUATION
      ------------------                                     -----      ---------        ---------
      Price to:
           Trailing 12 month operating earnings              $10.55       12.6x           $132.96
           Latest quarter annualized earnings                $10.96       12.3x           $134.90
           2002 estimated earnings (1)                       $10.39       12.2x           $127.04
           2003 estimated earnings (1)                       $10.89       11.4x           $124.66

      Premium to:
           Book value                                        $86.70        170%           $147.28
           Tangible book value                               $75.70        198%           $150.24
                                                                                    --------------------
               Average of all implied company valuations (rounded)                         $136
               Great Plains merger market premium (%)                                       17%
                                                                                    --------------------
               Implied "control" value (rounded)                                           $159
               Synergy Cost Savings Adjustment                                           20% - 12%
                                                                                    --------------------
               Going concern value range (rounded)                                      $127 - $140
               MIDPOINT OF RANGE (ROUNDED)                                                 $134

         (1) Estimated earnings for INTRUST are based on management's projections and exclude non-recurring items

         Comparable Share Redemption Analysis. KBW analyzed seven involuntary going private share redemption transactions in the banking industry that were announced in 2002. The "involuntary" going private transactions were selected because they involved transactions where a stockholder did not have the ability to elect whether or not he or she was cashed out, such as a reverse stock split or a cash-out merger. In the INTRUST transaction, a stockholder would be automatically cashed out even if he or she voted against the merger, unless he or she exercised dissenters' rights under Kansas law. Accordingly, the cash-out merger was deemed to be similar to those "involuntary" transactions, in particular because they were recent and were also in the banking industry.

         For each of the subject companies, KBW calculated the transaction price in relation to trailing 12-months operating earnings per share and premium to book value per share, tangible book value per share and the 30-day average stock price. The medians were then used to imply values for INTRUST based on its corresponding financial data. The following table summarizes the median values in these transactions and, where applicable, the corresponding implied valuations for INTRUST. The lowest and the highest implied values were used as a range and weighted equally to derive a single hypothetical going concern value.

                                                     INTRUST PER    MEDIAN           IMPLIED
                                                        SHARE      MULTIPLE    VALUATION (ROUNDED)
                                                        -----      --------    ------------------
 Price to:
      Trailing 12 month operating earnings per          $10.55        15.7x             $165
 share

 Premium to:
      Book value per share                              $86.70         154%             $129
      Tangible book value per share                     $75.70         171%             $134
      Thirty-day trading average                       $129.60         8.2%             $140
                                                                                 --------------------
          Implied Valuation Range                                                    $129 - $165
          MIDPOINT OF RANGE (ROUNDED)                                                   $147


         KBW analyzed and compared the earnings and book value per share accretion/(dilution) for these transactions. Ranges of the estimated pro forma financial impact for the comparable share redemption group and of the merger to earnings per share and book value per share are summarized below:

                                                                      INTRUST PRO FORMA
                                COMPARABLE SHARE REDEMPTION           ESTIMATED RANGES
                                ---------------------------           ----------------

Impact to:                 High            Low           Median
                           ----            ---           ------
     Earnings               10%           (16%)            3%              1% - 5%
     Book value             2%            (12%)           (7%)           (4%) - (3%)


         Discounted Cash Flow Analysis. KBW used a discounted cash flow analysis that analyzed a stream of dividendable cash flow and a terminal value which could be derived from INTRUST over the next five years to determine a theoretical valuation range which the general market would deem appropriate for an independent institution. The analysis assumed the following:

    - estimated net income of INTRUST for 2002 through 2007, as provided by management;
    -    8.0% leverage ratio assumption;
    - a terminal multiple range of 14x - 18x dividendable cash flow, based on comparable acquisition analysis; and
    - discount rate of 13%, which KBW derived using the capital asset pricing model to determine the appropriate discount rate for a commercial bank with INTRUST's risk characteristics.

         The analysis assumes that any free capital above the level necessary to maintain an 8.0% leverage ratio, along with a terminal value based on different acquisition multiples to earnings, is discounted back to present value using the discount rate described above. Based on such assumptions, KBW's analysis implied a theoretical range of values of $142 to $168 per share of INTRUST's common stock, with an average valuation of $155. In KBW's experience, discounted cash flow analysis is a widely-used valuation methodology, but it relies on numerous assumptions, including projected earnings, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of INTRUST's common stock.

         Other Analyses. In addition to the analyses described above, KBW presented a number of other analyses and summaries to INTRUST's Board, including:

    -    summary financial, market and franchise information about INTRUST;

    - summary of the historical trading price and trading volumes of INTRUST's common stock;

    - summary of the historical multiple of market price of INTRUST's common stock to last twelve months' earnings per share and to book value per share, in each case of INTRUST; and

    - summary of INTRUST's prior share repurchase activity and the composition of its stockholder base.

         The summary contained herein provides a description of the material analyses and does not purport to be a complete description of the analyses prepared by KBW in connection with the valuation analysis and in rendering its opinion. The preparation of the valuation analysis and a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such a valuation or opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations to the Board or the Special Pricing Committee, and in the KBW Opinion. The valuations or ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual present or future value of INTRUST or of INTRUST's common stock, and are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses.

         In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of INTRUST. Such analyses were prepared solely as part of KBW's role as financial advisor to INTRUST in connection with the merger and were provided to INTRUST's Board in connection with the delivery of KBW's valuation and opinion. KBW's valuation and opinion were only a portion of the factors taken into consideration by the Board in making its determination to approve the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. KBW selected comparable public companies and comparable acquisitions on the basis of various factors, including the size and similarity of selected companies, their business mix and similar characteristics of the transactions; however, no company or transaction utilized as a comparison in these analyses summarized above is identical to INTRUST or to the merger.

         Pursuant to its engagement letter, INTRUST has paid KBW a financial advisory fee of $50,000, a valuation fee of $200,000 and a fairness opinion fee of $250,000. INTRUST has also agreed to reimburse KBW for its reasonable out-of-pocket expenses and to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws. Under separate engagement, KBW also earned approximately $312,500 for acting as placement agent for INTRUST's private placement of trust preferred securities in December 2002. KBW could potentially earn an additional placement agent fee of up to $500,000 for trust preferred securities INTRUST may issue in private placements in 2003. See "Special Factors--Redemption of Publicly Held Trust Preferred Securities."

         In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to INTRUST, and as a market maker in securities, KBW may, from time to time, have a long or short position in, and buy or sell, equity securities of INTRUST for its own account and for the accounts of its customers. To the extent that KBW had any such position as of the date of its opinion, it has been disclosed to INTRUST.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP TABLE

         Based upon information received by INTRUST upon request from the persons concerned, each person known by INTRUST to be the beneficial owner of more than five percent of INTRUST common stock, each director, named executive officer and all directors and executive officers of INTRUST as a group, owned beneficially as of December 31, 2002, the number and percentage of outstanding shares indicated in the following table:

                              SHARES OF COMMON STOCK                         SHARES OF COMMON STOCK
                               BENEFICIALLY OWNED(1)                         BENEFICIALLY OWNED(1)
                                                                                                       PERCENTAGE OF
           NAME                      OWNED AT             PERCENTAGE OF       OWNED (PRO FORMA) AT    COMMON STOCK(1)
                                DECEMBER 31, 2002(2)     COMMON STOCK(1)      DECEMBER 31, 2002(2)    (PRO FORMA)
----------------------------------------------------------------------------------------------------------------------
Ronald L. Baldwin                        12,726(3)              *                       12,633(3)               *
C. Robert Buford                          2,053                 *                        2,053                  *
Frank L. Carney                           1,133                 *                        1,133                  *
Charles Q. Chandler                      93,489(4)             4.0%                     93,489(4)              4.2%
Charles Q. Chandler IV                   78,431(5)             3.3%                     78,431(5)              3.5%
Anderson W. Chandler**                  276,933(6)            11.9%                    276,933(6)             12.6%
David T. Chandler**                     264,312(6)            11.3%                    264,312(6)             12.0%
George T. Chandler**                    225,206(6)              9.7%                   225,206(6)             10.3%
Stephen L. Clark                            425                 *                            7                  *
Robert L. Darmon                          5,880(7)              *                        5,880(7)               *
Charles W. Dieker                         2,866                 *                        2,866                  *
Martin K. Eby, Jr.                        6,799                 *                        6,799                  *
Richard M. Kerschen                          25                 *                            7                  *
Thomas D. Kitch                              25                 *                            7                  *
Eric T. Knorr                            29,954(8)             1.3%                     29,954(8)              1.4%
Charles G. Koch                          99,084                4.3%                     99,084                 4.5%
J.V. Lentell                             15,332(9)              *                       15,332(9)               *
William B. Moore                            100                 *                            7                  *
Paul A. Seymour, Jr.                    121,033(10)            5.2%                    121,033(10)             5.5%
Kenneth F. Shannon                           25                 *                            7                  *
Donald C. Slawson                         4,260(11)             *                        4,260(11)              *
Jay L. Smith                              7,102(12)             *                        7,002(12)              *
John T. Stewart III                     145,226                6.3%                    145,226                 6.6%
Jeffrey L. Turner                            25                 *                            7                  *

Directors and Executive
Officers as a Group (26
persons)                                851,199(13)           35.5%                    850,421(13)            37.5%

* Represents less than 1.0% of the total outstanding shares of common stock. **Includes shares directly owned and shares controlled as co-trustees. See (6).

         (1) The officers, executive officers, and directors who beneficially owned more than 1.0% of the outstanding shares and other persons who beneficially owned more than 5.0% of the outstanding shares.

         (2)  Includes shares issuable upon exercise of common stock options.

         (3) Mr. Baldwin's beneficial ownership includes 100 (7 pro forma) shares of common stock over which he shares voting and investment powers with his wife, Cindy Baldwin and currently exercisable options to purchase 12,626 shares of common stock.

         (4) Includes currently exercisable options to purchase 13,308 shares of common stock. Does not include 225,206 shares of common stock beneficially owned by George T. Chandler (uncle), and 78,431 shares of common stock beneficially owned by Charles Q. Chandler IV (son).

         (5) Includes currently exercisable options to purchase 29,790 shares of common stock.

         (6) Anderson, David and George Chandlers' beneficial ownership is comprised of the following:

              (a) Shares beneficially owned by all three over which they share voting and investment power: 128,473 shares of common stock held as co-trustees for the Olive C. Clift Trust.

              (b) Shares beneficially owned by David and George Chandler over which they share voting and investment power:

                   (1) 10 shares of common stock held as co-trustees for the George T. Chandler Trust #1.

                   (2) 1,353 shares of common stock held as co-trustees for the Barbara A. Chandler Trust #1.

                   (3) 95,370 shares of common stock held as partners in Chandler Enterprises, L. P.

              (c) Shares beneficially owned by David Chandler who has sole voting and investment power:


                   (1) 9,275 shares of common stock held in the George T. Chandler Trust #2 for benefit of David T. Chandler.

                   (2) 9,278 shares of common stock held in the George T. Chandler Trust #2 for benefit of George T. Chandler, Jr.

                   (3) 9,275 shares of common stock held in the George T. Chandler Trust #2 for benefit of Paul T. Chandler.

                   (4) 9,278 shares of common stock held in the George T. Chandler Trust #2 for benefit of Barbara Ann Chandler.

              (d) 100 shares of common stock held in the Anderson W. Chandler Trust and 148,360 shares of common stock held by the Anderson
                   W. Chandler Limited Partnership all of which are beneficially owned by Anderson Chandler over which he has sole voting and investment power.

              (e) 2,000 shares of common stock held in David Chandler's name over which he has sole voting and investment power.

         (7) Mr. Darmon's beneficial ownership is comprised of 45 shares of common stock held in his name over which he has sole voting and investment power and 5,835 shares of common stock held in a trust with his wife, Beatrice F. Darmon, with whom he shares voting and investment power.

         (8) Mr. Knorr's beneficial ownership is comprised of: (a) 26,918 shares held in a revocable trust in which he is grantor and has sole voting and investment power; (b) 1,252 shares of common stock held by him in an Individual Retirement Account; and (c) 1,784 shares of common stock held in a trust over which he has sole voting and investment power. Does not include 3,373 shares of common stock, owned by Darlene R. Knorr, in which Mr. Knorr disclaims beneficial ownership.

         (9) Includes currently exercisable options to purchase 12,011 shares of common stock.

         (10) Mr. Seymour's beneficial ownership is comprised of the following:
              (a) 100 shares of common stock held in his name over which he has sole voting and investment power; (b) 28,100 shares of common stock held by John Wofford Seymour and 4,000 shares held in the John Wofford Seymour family trust over which he shares voting and investment power with Dorothea W. Seymour; (c) 31,353 shares of common stock held by William Todd Seymour over which he shares voting and investment power with Dorothea W. Seymour; (d) 28,740 shares of common stock held in the Elizabeth Seymour Trust U/A over which he shares voting and investment power with Dorothea W. Seymour; and (e) 28,740 shares of common stock held in the Katherine Seymour Trust U/A over which he shares voting and investment power with Dorothea W. Seymour.

         (11) Mr. Slawson's beneficial ownership is comprised of (a) 100 shares of common stock held in his name over which he has sole voting and investment power; and (b) 4,160 shares of common stock held by the Judith A. Slawson (wife) Living Trust over which he has shared voting and investment power.

         (12) Includes currently exercisable options to purchase 7,002 shares of common stock.

         (13) Includes shares as to which beneficial owner shares investment and/or voting power with others, after eliminating duplication within the table.


         The following transactions were effected during the 60 days prior to the date of this Proxy Statement:

    - On December 5, 2002, J.V. Lentell exercised options to acquire 1,000 shares of our common stock at an exercise price of $58.00 per share.

    - On December 6, 2002, C.Q. Chandler exercised options to acquire 1,000 shares of our common stock at an exercise price of $86.00 per share.

    - On December 9, 2002, C.Q. Chandler IV exercised options to acquire 1,633 shares of our common stock at an exercise price of $58.00 per share and 838 shares at an exercise price of $86.00 per share.

SUBSEQUENT SALE OF QUALIFYING SHARES

         Seven of our directors hold of record fewer than 1,000 of our common stock and will be cashed out in the merger. However, immediately following the effectiveness of the merger, we intend to issue seven shares of our common stock so that those directors will own at least $1,000 worth of "qualifying" shares in INTRUST, as required under The National Bank Act and the implementing regulations of the Office of the Comptroller of the Currency.

                                    PROPOSAL
                        APPROVAL OF THE MERGER AGREEMENT

OVERVIEW

         INTRUST and Merger Corp. entered into the merger agreement as of December 10, 2002. A copy of the merger agreement is attached to this Proxy Statement as ANNEX A. If the merger agreement is approved by INTRUST's stockholders, stockholders of INTRUST holding fewer than 1,000 shares of INTRUST stock will receive a cash payment of $152.00 per share (the "Merger Consideration"). The merger agreement and the merger requires the approval of the holders of at least two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the Special Meeting.

         Our primary reason for the merger is that after the merger we will redeem our trust preferred securities, and we will then no longer be registered under the Securities Exchange Act or required to file periodic reports with the SEC. An additional reason for the merger is to decrease the expense and burden of dealing with INTRUST's high number of stockholders holding small positions in INTRUST's stock. INTRUST's Board of Directors and management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of INTRUST trust preferred securities under Section 12 of the Securities Exchange Act and continuing to file periodic reports with the SEC is not cost efficient for INTRUST. Finally, INTRUST believes that there is a very limited market for the shares of INTRUST common stock, especially for sales of large blocks of such shares, and that INTRUST's stockholders derive little benefit from INTRUST's status as a publicly held corporation. See "--Reasons for the Merger" below.

THE PARTIES

    -    INTRUST is a Kansas corporation and registered bank holding company.

    - Merger Corp. is a recently-formed Kansas corporation organized for the sole purpose of the merger. Charles Q. Chandler, IV is a director of both INTRUST and Merger Corp. Rick L. Beach is Executive Vice President and Chief Credit Officer of INTRUST and is the President and a director of Merger Corp. Jay L. Smith is the Executive Vice President of INTRUST and is the Secretary and a director of Merger Corp.

    - The principal executive offices of both INTRUST and Merger Corp. are located at 105 North Main Street, Wichita, Kansas 67202.

    -    The telephone number for both INTRUST and Merger Corp. is (316)
         383-1111.

EFFECT ON STOCKHOLDERS

         If approved at the Special Meeting, the merger will affect INTRUST stockholders as follows after completion of the merger, based on their holding as of the effective time of the merger (the "Effective Time"):

        STOCKHOLDER AS OF EFFECTIVE TIME                              NET EFFECT AFTER MERGER
        --------------------------------                              -----------------------

Stockholders holding 1,000 or more shares of            Shares of common stock will continue to be
INTRUST common stock                                    outstanding and stockholder will receive no cash.

Stockholders holding fewer than 1,000                   Shares of common stock will be
shares of INTRUST common stock                          cashed out at a price of $152.00 per share.


         As described below under "--The Merger Agreement--Conversion of Shares in the Merger," the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or "street name". In determining the number of shares held beneficially in street name by any stockholder, INTRUST may, in its discretion, rely on "no objection" lists provided by any nominee holder. Further, after the Effective Time, INTRUST will deliver to each stockholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such stockholder and requiring the stockholder to certify as to the number of shares actually held, whether in registered form or in street name. Letters of transmittal will be delivered to any stockholder who (a) holds of record fewer than 1,000 shares, (b) according to records made available to INTRUST from the nominee holder for any shares held in street name, holds fewer than 1,000 shares in street name or holds shares in street name and with respect to which INTRUST is not provided by the nominee holder the number of shares so held.

         In general, the merger can be illustrated by the following examples:

             HYPOTHETICAL SCENARIO                                          RESULT
             ---------------------                                          ------
Ms. Smith is a registered stockholder who         Ms. Smith's 500 shares will be canceled and converted
holds 500 shares of INTRUST stock in her          into the right to receive cash in the amount of $152.00
record account at the Effective Time. Ms.         per share. (Note: If Ms. Smith wants to continue her
Smith holds no other shares.                      investment in INTRUST, she can buy at least 500 more
                                                  shares of INTRUST stock (preferably in her record
                                                  account so as to make it more readily apparent that she
                                                  holds 1,000 or more shares). Ms. Smith would have to act
                                                  far enough in advance of the Effective Time so that the
                                                  purchase is complete and registered on the books of
                                                  INTRUST before the Effective Time.)

Mr. Brown holds 500 shares of INTRUST             Mr. Brown's 500 shares will be converted into the right
stock in a brokerage account as of the            to receive cash in an amount equal to $152.00 per share.
Effective Time. Mr. Brown holds no other
shares.

Mr. Jones holds 600 shares of INTRUST             If either INTRUST or Mr. Jones can establish to INTRUST's
stock in registered form and 700 shares           satisfaction that he in fact holds greater than 1,000
in a brokerage account as of the                  shares, Mr. Jones' 1,000 shares will remain outstanding
Effective Time. Mr. Jones holds no other          after the merger. Otherwise, INTRUST will presume that
shares.                                           all of the shares are held by a holder of fewer than
                                                  1,000 shares and were, therefore, canceled in the merger
                                                  and converted into

                                                  the right to receive cash in an amount equal to $152.00
                                                  per share. However, Mr. Jones would not be entitled to
                                                  receive any cash for his shares in the merger, because
                                                  he cannot certify to INTRUST that he holds fewer than
                                                  1,000 shares as required by the merger agreement. Mr.
                                                  Jones will be able to rebut the presumption that his
                                                  shares were cashed out in the merger by certifying in
                                                  the letter of transmittal sent to him after the
                                                  Effective Time that he holds greater than 1,000 shares
                                                  and providing INTRUST such other information as it may
                                                  request to verify that fact.



 REASONS FOR THE MERGER

         INTRUST's reason for the merger is to cash-out the equity interests in INTRUST of the approximately 250 record and beneficial holders of common stock that, as of the Effective Time, own fewer than 1,000 shares of common stock at a price determined to be fair by the entire Board of Directors in order to:

    - reduce the number of stockholders of record of INTRUST to fewer than 300 persons in order to relieve INTRUST of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act, by deregistering its common stock under the Securities Exchange Act;

    - decrease the expense and burden of dealing with INTRUST's high number of stockholders holding small positions in INTRUST's stock; and

    - permit cashed-out stockholders to receive cash for their shares without having to pay brokerage commissions.

         See "Special Factors--Background of the Merger Proposal" and "Special Factors--The Effects of the Merger" for a discussion regarding the burden of continued registration of the INTRUST common stock and the intended benefits to INTRUST of the Merger Proposal. If the merger is implemented, the officers and directors of INTRUST (and other holders of 1,000 or more shares) will benefit by an increase in their percentage ownership of INTRUST common stock, although the net book value of their holdings will decrease.

         The merger will provide those stockholders with fewer than 1,000 shares with a cost-effective way to cash out their investments, because INTRUST will pay all transaction costs in connection with the merger. Moreover, INTRUST will benefit from cost savings as a result of the merger, as more fully described below.

         The Board of Directors believes that the disadvantages of having INTRUST continue to be a public company outweigh any advantages. The Board of Directors has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, INTRUST is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that INTRUST's status as a public company may offer.

         INTRUST incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. These indirect costs include the management and executive time spent in the preparation and review of such filings. The time spent by certain executive officers in connection with the preparation and review of these filings is significant. It is anticipated that recent regulatory actions will result in an increasing amount of time spent by executive management in complying with the SEC's filing and reporting requirements imposed on public companies. INTRUST's direct and indirect costs related to being a public company are estimated to approximate $100,000 annually as follows:

           Independent Auditors                                         $20,000
           SEC Counsel                                                   10,500
           Executive time (including general counsel's office)           46,000
           Transfer agent                                                 3,500
           Printing and Mailing                                          20,000
                                                                         ------
               TOTAL                                                   $100,000

         In light of these disproportionate costs, the Board of Directors believes that it is in the best interests of INTRUST and its stockholders as a whole to eliminate the administrative burden and costs associated with being a public company.

         Although many of these factors have existed for some time, INTRUST began to consider the merger during the summer of 2002, and based upon an analysis of its options, risks and expenses relating to remaining a public company which is detailed in this Proxy Statement, approved the Merger Proposal. Another reason the Board of Directors approved the Merger Proposal is the continued illiquidity of the INTRUST stock. You should read the discussion under "Special Factors--Background of the Merger Proposal" for more information relating to the background of the Merger Proposal and INTRUST's reasons for the Merger Proposal.

         The Board of Directors has determined that the Merger Proposal is the most expeditious and economical way of liquidating the holdings of stockholders having small share positions and changing INTRUST's status from that of a public company to that of a more closely held, non-reporting company. You should read the discussion under "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger Proposal" for more information regarding the Board of Director's reasons for the Merger Proposal.

         The Merger Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 1,000 shares of INTRUST common stock as of the Effective Time. You should read the discussions under "Special Factors--The Effects of the Merger"; "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger Proposal"; and "Proposal One--Effect of the Merger Proposal on INTRUST Stockholders" for more information regarding the effects of the merger.

         The merger is structured to be part of a "going private" transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act because it is intended to, and, if completed and upon the redemption of the trust preferred securities, will likely terminate INTRUST's reporting requirements under Section 12(b) and 15(d) of the Securities Exchange Act. In connection with the Merger Proposal, INTRUST and Merger Corp. have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

EFFECT OF THE MERGER PROPOSAL ON INTRUST STOCKHOLDERS

         STOCKHOLDERS WITH FEWER THAN 1,000 SHARES. If the Merger Proposal is implemented and you are a cashed-out stockholder (i.e., a stockholder holding fewer than 1,000 shares of INTRUST common stock as of the Effective Time):

    -    You will receive cash equal to $152.00 for each share you hold.

    - After the merger, you will have no further interest in INTRUST with respect to your cashed-out shares, and you will no longer be entitled to vote as a stockholder or share in INTRUST's assets, earnings, or profits, if any. Your only right will be to receive cash for these shares.

    - You will not have to pay any service charges or brokerage commissions in connection with the merger.

    - All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

    - You will not receive any interest on cash payments owed to you as a result of the merger.

    - You will receive a transmittal letter from INTRUST as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to INTRUST for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by INTRUST, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

         Note that if you want to continue to hold INTRUST stock after the merger, you may do so by purchasing a sufficient number of shares of INTRUST stock on the open market prior to the Effective Time so that you hold at least 1,000 shares as of the Effective Time.

         Seven of our directors hold of record fewer than 1,000 shares of our common stock and will be cashed out in the merger. However, immediately following the effectiveness of the merger, we intend to issue seven shares of our common stock so that those directors will own at least $1,000 worth of "qualifying" shares in INTRUST, as required under The National Bank Act and the implementing regulations of the Office of the Comptroller of the Currency.

         STOCKHOLDERS WITH 1,000 OR MORE SHARES. If you hold 1,000 or more shares of INTRUST common stock as of the Effective Time, your shares will remain outstanding after the merger unless you exercise dissenters' rights.

EFFECT OF THE MERGER PROPOSAL ON INTRUST

         The Merger Proposal and redemption of and termination of the registration of the trust preferred securities will terminate INTRUST's obligation to file periodic reports with the SEC. INTRUST intends to redeem and deregister the trust preferred securities and to terminate its reporting requirements as soon as practicable after the merger. You should read the discussion under "Special Factors--The Effects of the Merger--Termination of Securities Exchange Act Registration" for more information regarding the effect of the merger on INTRUST's reporting requirements.

         The Merger Proposal, if approved and effected, will reduce significantly the number of INTRUST stockholders and the number of outstanding shares. You should read the discussion under "Special Factors--The Effects of the Merger--Reduction in the Number of Stockholders and the Number of Outstanding Shares" for more information regarding the reduction in the number of INTRUST's stockholders that would result from the merger. INTRUST believes that completion of the merger and deregistration of INTRUST common stock under the Securities Exchange Act will cause the public market for shares of INTRUST common stock to be eliminated.

         INTRUST has no current plans to issue shares of its common stock other than pursuant to INTRUST's existing stock option plans and other than to certain of its existing directors who will be cashed out in the merger but who need to continue to own $1,000 of "qualifying shares" for bank regulatory purposes, but INTRUST reserves the right to issue otherwise issue shares of its common stock at any time and from time to time at such prices and on such terms as INTRUST's Board of Directors determines to be in the best interests of INTRUST and its then stockholders. Persons who continue as stockholders following implementation of the Merger Proposal will not have any preemptive or other preferential rights to purchase any of INTRUST's stock that may be issued by INTRUST in the future, unless such rights are specifically granted to the stockholders. INTRUST's articles of incorporation expressly deny preemptive rights.

         INTRUST does not know the total number of shares that will be purchased and the total cash to be paid by INTRUST in the merger. Based on its stockholder records, INTRUST believes that approximately 130,000 shares of common stock will have to be cashed out by INTRUST. The actual amounts will depend on the number of cashed-out stockholders as of the Effective Time, which may vary from the number of such stockholders currently.

EXCHANGE AND PAYMENT PROCEDURES

         Soon after the merger becomes effective, INTRUST will mail to each stockholder who appears may be entitled to a cash payment pursuant to the merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash. Upon surrender to INTRUST of valid share certificates and properly completed letters of transmittal, along with such other documents as INTRUST may reasonably require, cashed-out stockholders will be entitled to receive $152.00 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the merger. No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by INTRUST.

         YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM INTRUST. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

DISSENTERS' AND APPRAISAL RIGHTS

         INTRUST STOCKHOLDERS WILL HAVE THE RIGHT TO DISSENT FROM THE MERGER IN ACCORDANCE WITH K.S.A. 17-6712, WHICH WE REFER TO AS "SECTION 17-6712." IF THE STATUTORY PROCEDURES ARE COMPLIED WITH AND THE MERGER IS CONSUMMATED, DISSENTING HOLDERS WOULD BE ENTITLED TO RECEIVE CASH EQUAL TO THE "VALUE" (AS DEFINED UNDER KANSAS LAW) OF THE INTRUST SHARES HELD BY THEM. YOU SHOULD READ "ANNEX C - K.S.A. 17-6712," WHICH CONTAINS A COMPLETE COPY OF THESE PROVISIONS. ANY JUDICIAL DETERMINATION OF THE VALUE OF THE SHARES COULD BE BASED UPON CONSIDERATIONS OTHER THAN OR IN ADDITION TO THE CASH CONSIDERATION PAYABLE IN THE MERGER AND THE MARKET VALUE OF THE SHARES,

INCLUDING ASSET VALUES, THE INVESTMENT VALUE OF THE INTRUST SHARES AND ANY OTHER VALUATION CONSIDERATIONS GENERALLY ACCEPTED IN THE INVESTMENT COMMUNITY. THE VALUE SO DETERMINED FOR DISSENTING SHARES COULD BE MORE OR LESS THAN THE CASH CONSIDERATION PAYABLE IN THE MERGER, AND PAYMENT OF SUCH CONSIDERATION WOULD TAKE PLACE SUBSEQUENT TO PAYMENT PURSUANT TO THE MERGER.

         The statutory dissenters' rights remedy provided under Section 17-6712 to a stockholder objecting to the merger is the exclusive remedy for the recovery of the value of such stockholder's shares or for money damages to such stockholder with respect to the merger. If INTRUST complies with the requirements of Section 17-6712, any stockholder who fails to comply with the requirements of that Section shall not be entitled to bring suit for the recovery of the value of his or her shares or for money damages to the stockholder with respect to the merger.

         The rights of dissenting holders of shares are governed by Section 17-6712. The following summary of applicable provisions of Section 17-6712 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 17-6712 which is included herein as ANNEX C.

         A holder of INTRUST shares as of the record date for the Special Meeting who files a written objection to the merger with INTRUST prior to or at the Special Meeting before the taking of the vote on the Merger Proposal, whose shares either were not entitled to vote or were not voted in favor of the merger and who has made a demand for compensation as provided under Section 17-6712 is entitled under such provisions, as an alternative to receiving the consideration offered in the merger for his or her or her INTRUST shares, to the value of his or her or her INTRUST shares. The following is a summary of the procedural steps that must be taken if the dissenters' rights are to be validly exercised.

         Any stockholder of INTRUST may elect to exercise his or her right to dissent from the merger by filing with INTRUST, at the address set forth below, prior to or at the Special Meeting before the taking of the vote on the Merger Proposal, a written objection to the merger. Such stockholders must either not be entitled to vote on the Merger Proposal or must not vote in favor of the Merger Proposal. A dissenting stockholder's written objection to the merger and demand for payment must be in addition to and separate from any vote against the merger. Voting against the merger will not constitute the written notice required to be filed by a dissenting INTRUST stockholder. A stockholder voting for the merger will be deemed to have waived his or her dissenters' rights.

         INTRUST will promptly deliver or mail to such stockholder written notice that the merger has been effected within ten (10) days after the Effective Time, and the stockholder may, within twenty (20) days from the mailing of such notice, make written demand on INTRUST for the payment of the value of his or her INTRUST shares. INTRUST shall pay to any dissenting stockholder, within thirty (30) days after the expiration of the period of twenty (20) days, the value of the stockholder's stock on the Effective Date, exclusive of value arising from the expectation or accomplishment of the merger.

         If during a period of thirty (30) days following the period of twenty
(20) days, INTRUST and the stockholder cannot agree upon the value of the stock, any such stockholder or INTRUST may demand a determination of the value of the stock of all dissenting stockholders by an appraiser appointed by the district court by filing a petition with the court within four (4) months after the expiration of the thirty (30) day period.

         Upon the filing of such a petition by a stockholder, service of a copy of the petition will be made upon INTRUST, which shall file with the clerk of the court, within ten (10) days after such service a duly verified list containing the names and addresses of all stockholders who have dissented and with whom INTRUST has not been able to agree upon the value of their shares. If the petition is filed by INTRUST, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the hearing to the stockholders and INTRUST.

         After the hearing on the petition, the court shall determine the stockholders who have complied with the provisions of Section 17-6712 and are entitled to valuation of and payment for their shares. The court shall appoint an appraiser to determine the value, based upon an investigation deemed appropriate by the appraiser. The appraiser shall determine the value of the stock and file a report with the clerk of the court. The court will determine the value of the stock and order payment of the value to the stockholder.

         The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties as deemed equitable, except that the cost of notice shall be paid by INTRUST. The court, on application of any party, shall determine the amount of interest, if any, to be paid upon the value of the stock.

         Under Section 17-6712 holders of record of INTRUST shares are entitled to dissenters' rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of INTRUST shares and who wish to exercise dissenters' rights with respect to the merger should consult promptly with the record holders of their shares as to the exercise of such rights. All written objections and demands for payment should be addressed to INTRUST Financial Corporation, 105 North Main Street, Wichita, Kansas 67202, Attention: Jay L. Smith, Secretary. All written objections and demand for payment must be received before the Special Meeting or be delivered at such meeting prior to the vote. Demands for payment must be made as described above.

         Upon filing a demand for the value of his or her shares, the dissenting stockholder shall cease to have any of the rights of a stockholder except for the rights accorded by Section 17-6712.

         Any INTRUST stockholder contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Section 17-6712 relating to dissenters' rights, which are attached hereto as ANNEX C.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

         We refer you to the information under the heading "Security Ownership of Certain Beneficial Owners and Management" for information regarding our current officers and directors and their stock ownership in INTRUST. As a result of the merger, INTRUST expects that (a) the percentage of ownership of INTRUST common stock held by current officers and directors of INTRUST as a group will increase from 35.5% to approximately 37.5%, and (b) the collective book value as of September 30, 2002, of the shares of INTRUST common stock held by INTRUST's current officers and directors, as a group, will decrease from $71,748,000 on a historical basis to approximately $68,099,000 on a pro forma basis. For a description of the assumptions INTRUST used in determining the numbers of shares and related percentages that INTRUST expects to be held by current officers and directors immediately after the merger, please see footnote (2) under "Security Ownership of Certain Beneficial Owners and Management."

FEES AND EXPENSES

         INTRUST estimates that merger-related fees and expenses payable by INTRUST, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $750,000, assuming the merger is completed. This amount consists of the following estimated fees:

         DESCRIPTION                                               AMOUNT
         -----------                                               ------
         Advisory fees and expenses                              $560,000
         Legal fees and expenses                                  150,000
         Accounting fees and expenses                              15,000
         SEC filing fee                                             4,000
         Printing, solicitation and mailing costs                  10,000
         Miscellaneous expenses                                     6,000
                                                                 --------
              TOTAL                                              $750,000
                                                                 ========

ANTICIPATED ACCOUNTING TREATMENT

         INTRUST anticipates that it will account for the transaction by treating the shares repurchased in the merger as cancelled and retired.

REGULATORY REQUIREMENTS

         In connection with the merger, INTRUST will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

    - filing of certificate of merger with the Secretary of State of Kansas in accordance with Kansas law after the approval of the merger agreement and the merger by INTRUST's stockholders;

    - complying with federal and state securities laws, including INTRUST's and Merger Corp.'s filing, prior to the date of this Proxy Statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission; and

    -    notifying the Federal Reserve Board of Kansas City of the merger.

THE MERGER AGREEMENT

         This section is a summary of the material terms of the merger agreement, a copy of which is attached as ANNEX A to this document. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this Proxy Statement and related annexes before deciding how to vote at the Special Meeting.

         THE MERGER. INTRUST Merger Corp., formed for the sole purpose of effecting the merger, will be merged with and into INTRUST, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the INTRUST stockholders and the satisfaction of other conditions to the merger.

         CONVERSION OF SHARES IN THE MERGER. The merger agreement provides that, at the effective time of the merger:

     (a) all outstanding shares of INTRUST stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) holding fewer than 1,000 shares of INTRUST stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $152.00 per share (the "Merger Consideration"); provided, however, that INTRUST may presume that all Street Shares are held by Holders holding fewer than 1,000 shares immediately prior to the Effective Time unless INTRUST or a beneficial owner of Street Shares is able to demonstrate to INTRUST's satisfaction that such shares are held beneficially by a Holder holding 1,000 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

     (b) all outstanding shares of INTRUST stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

     (c) the outstanding shares of Merger Corp. shall, without any action on the part of the holder thereof, be canceled.

         The merger agreement further provides that:

     - no Holder holding, of record or beneficially, immediately prior to the Effective Time 1,000 or more shares (including any combination of Record Shares and Street Shares) in the aggregate shall be entitled to receive any Merger Consideration with respect to the shares so held; and

     - it is a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify to INTRUST in the letter of transmittal delivered by INTRUST as described below that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 1,000 shares (including any combination of Record Shares and Street Shares) in the aggregate.

         For purposes of the merger agreement:

     - the term "Record Shares" means shares of INTRUST stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of INTRUST;

     - the term "Street Shares" means shares of INTRUST stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

     -   the term "Holder" means

         (a) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Securities Exchange Act as described below, to be a single "person" for purposes of determining the number of record stockholders of INTRUST, and

         (b) any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

         The merger agreement provides that INTRUST (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

     - make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions:

     - resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All such determinations by INTRUST shall be final and binding on all parties, and no person or entity shall have any recourse against INTRUST or any other person or entity with respect thereto. For purposes of the above provisions, INTRUST may in its sole discretion, but shall not have any obligation to do so;

     - presume that any shares of INTRUST common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

     - aggregate the shares held (whether of record or beneficially) by any person or persons that INTRUST determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

         Rule 12g5-1 under the Securities Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Securities Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

     - In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

     - Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

     - Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

     - Securities held by two or more persons as co-owners shall be included as held by one person.

     - Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

     - Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

         Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

     - Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; provided, however, that the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

     - If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of
         Section 12(g) or 15(d) of the Securities Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners thereof.

         EXCHANGE OF CERTIFICATES. The merger agreement provides that promptly after the Effective Time, INTRUST will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares that appear, based on information available to INTRUST, may have been converted into the right to receive the Merger Consideration (other than shares as to which rights of dissent have been perfected) ("Certificates"), a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as INTRUST may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to INTRUST) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to INTRUST, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 1,000 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the above provisions of the merger agreement, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of INTRUST, the Merger Consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to INTRUST, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         TIMING OF CLOSING. If the merger agreement is approved by the INTRUST stockholders, the merger closing will take place as soon as practicable after the Special Meting, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, a certificate of merger will be filed with the Secretary of State of the State of Kansas. The merger will become effective when a certificate of merger has been duly filed with the Secretary of State of the State of Kansas.

         DIRECTORS AND OFFICERS. The merger agreement provides that the directors and officers of INTRUST immediately prior to the Effective Time of the merger shall be the directors and officers of INTRUST, as the surviving corporation, immediately after the merger.

         ARTICLES OF INCORPORATION AND BYLAWS. The merger agreement provides that the Restated Articles of Incorporation and Bylaws of INTRUST in effect immediately prior to the Effective Time of the merger shall be the Restated Articles of Incorporation and Bylaws of INTRUST, as the surviving corporation, immediately after the merger.

         REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties made by INTRUST and Merger Corp. regarding various matters, including representations by as to the enforceability of the merger agreement.

         CONDITIONS TO THE COMPLETION OF THE MERGER. The obligations of INTRUST and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

     - approval of the merger agreement by the holders of at least two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the Special Meeting; and

     -   no litigation pending by any governmental agency regarding the merger.

         TERMINATION OF THE MERGER AGREEMENT. The merger agreement may be terminated by either INTRUST or Merger Corp. at any time prior to closing.

DIVIDEND POLICIES

         On October 8, 2002 the Board of Directors approved a regular quarterly cash dividend of $.80 per share payable on November 1, 2002, to stockholders of record as of October 8, 2002. Other regular quarterly dividends of $.80 per share were declared by the Board of Directors on January 8, 2002, April 9, 2002 and July 9, 2002 to stockholders of record on those dates. These dividends were payable on February 1, 2002, May 1, 2002 and August 1, 2002, respectively. INTRUST paid total dividends during each of 2001 and 2002 of $3.20 per share. See discussion under "Capital" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stockholders' Equity" in
Note 11 to the consolidated financial statements herein incorporated by reference from INTRUST's 2001 Annual Report to Stockholders for further discussion of the payment of dividends and restrictions.

         The INTRUST Board, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

     -   INTRUST's results of operations;

     -   INTRUST's earnings and financial condition;

     -   contractual limitations;

     -   cash requirements;

     -   future prospects;

     -   applicable law; and

     -   other factors deemed relevant by INTRUST's Board of Directors.

                                 FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical consolidated financial data are derived from, and qualified by reference to, INTRUST's Consolidated Financial Statements and the notes thereto included in INTRUST's 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which are available to stockholders upon request. You should read the selected historical consolidated financial information in conjunction with the Consolidated Financial Statements of INTRUST and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in INTRUST's 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.


                                                       Nine Months Ended
                                                         September 30,
                                                          (Unaudited)                 Year Ended December 31,
                                                       ------------------         ------------------------------
                                                       2002          2001         2001          2000        1999
                                                       ----          ----         ----          ----        ----
                                                      (Dollars in thousands, except ratios and per share amounts)
RESULTS OF OPERATIONS:
Interest income                                     $  101,785    $  131,465   $  168,210    $  183,147   $  155,206
Interest expense                                        34,110        59,995       74,192        88,225       71,539
Net interest income                                     67,675        71,470       94,018        94,922       83,667
Provision for loan losses                                8,000         8,805       13,105        10,620       10,940
Net interest income after provision for
loan losses                                             59,675        62,665       80,913        84,302       72,727
Noninterest income                                      41,359        41,249       55,026        48,848       47,159
Noninterest expense                                     71,017        68,771       93,578        91,475       83,090
Income before provision for income taxes                30,017        35,143       42,361        41,675       36,796
Provision for income taxes                              10,949        13,616       15,842        16,540       14,338
Net income                                              19,068        21,527       26,519        25,135       22,458

FINANCIAL CONDITION:
Total assets                                        $2,516,281    $2,432,226   $2,555,497    $2,418,457   $2,338,453
Total deposits                                       1,957,260     1,850,902    1,969,137     1,844,302    1,818,476
Net loans                                            1,743,952     1,748,724    1,748,714     1,701,684    1,628,638
Short-term borrowings                                  271,358       292,910      299,348       303,774      280,708
Stockholders' equity                                   202,107       187,385      188,746       169,466      153,883
Average assets                                       2,515,102     2,466,795    2,475,783     2,380,540    2,176,132
Average stockholders' equity                           193,348       176,168      180,323       159,255      137,020

FINANCIAL RATIOS:
Return on average assets                                1.01%         1.17%        1.07%         1.06%        1.03%
Return on average stockholders' equity                 13.19%        16.34%       14.71%        15.78%       16.39%
Dividend Payout Ratio                                  29.45%        26.17%       28.31%        28.34%       21.74%

PER SHARE DATA
Earnings, basic                                     $     8.15      $   9.18   $    11.31     $   10.60   $    10.98
Earnings, diluted                                         8.08          9.09        11.21         10.50         9.48
Cash dividends declared                                   2.40          2.40         3.20          3.00         2.40
Book value                                               86.70         80.03        80.55         72.01        64.33

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma consolidated balance sheet as of September 30, 2002 and the unaudited pro forma consolidated income statements for the year ended December 31, 2001, and the nine months ended September 30, 2002, give effect to the following:

     - We have assumed that the merger occurred as of September 30, 2002, for purposes of the consolidated balance sheet as of September 30, 2002, and as of January 1, 2001 and January 1, 2002, respectively, with respect to the consolidated income statements for the year ended December 31, 2001, and the nine months ended September 30, 2002.

     - We have assumed that a total of 130,000 shares are cashed out in the merger at a price of $152.00 per share for a total of $19,760,000 Additionally, we have assumed that we will incur $750,000 in costs and expenses relating to the merger.

     - We have assumed that the cash required to consummate the merger will be funded through working capital of INTRUST.

     - We have calculated lost income resulting from the merger, net of tax effect, at an average rate of 2.81% for the year ended December 31, 2001, and an average rate of 1.67% for the nine months ended September 30, 2002.

     - We have assumed that INTRUST's 8.24% publicly-traded trust preferred securities are redeemed as of September 30, 2002 for purposes of the consolidated balance sheet as of September 30, 2002 and as of January 1, 2001 and January 1, 2002, respectively with respect to the consolidated statements of income for the year ended December 31, 2001, and the nine months ended September 30, 2002.

     - We have assumed that INTRUST has issued $60,000,000 in privately-placed trust preferred securities as of September 30, 2002 for purposes of the consolidated balance sheet as of September 30, 2002 and as of January 1, 2001 and January 1, 2002, respectively with respect to the consolidated statements of income for the year ended December 31, 2001, and the nine months ended September 30, 2002. The issuance carries an interest rate of 4.66%.

     - We have not reflected the anticipated annual cost savings, estimated to be approximately $100,000 per year, that we expect as a result of the merger and the redemption and deregistration of the trust preferred securities.

         The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period. Significant assumptions and adjustments are disclosed in the accompanying notes.

         The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of INTRUST included in our 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter-ended September 30, 2002. These documents may be obtained by contacting INTRUST.

                          INTRUST FINANCIAL CORPORATION
             PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                               SEPTEMBER 30, 2002
            (Unaudited - dollars in thousands except per share data)


                                                                     HISTORICAL                   ADJ.     PRO FORMA
                                                                    SEPTEMBER 30,   PRO FORMA    ENTRY   SEPTEMBER 30,
ASSETS                                                                  2002       ADJUSTMENTS    NO.        2002
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Cash and due from banks                                               $150,761                             $150,761
    Federal funds sold                                                     87,040      (19,010)  1,2,5          68,030
-----------------------------------------------------------------------------------------------------------------------
        TOTAL CASH AND CASH EQUIVALENTS                                   237,801      (19,030)                218,791
-----------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
   Held-to-maturity (fair value of $19,939)                                19,609                               19,609
   Available-for-sale, at fair value                                      404,961                              404,961
-----------------------------------------------------------------------------------------------------------------------
        TOTAL INVESTMENT SECURITIES                                       424,570                              424,570
-----------------------------------------------------------------------------------------------------------------------
LOANS HELD-FOR-SALE                                                         4,130                                4,130
LOANS, NET OF ALLOWANCE FOR LOAN LOSSES OF $24,794                      1,739,822                            1,739,822
LAND, BUILDINGS AND EQUIPMENT, NET                                         48,123                               48,123
INTANGIBLE ASSETS                                                          25,640                               25,640
OTHER ASSETS                                                               36,195       (1,029)   3,5           35,166
-----------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                     $2,516,281      (20,039)             $2,496,242
---------------------------------------------------------------========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------
   DEPOSITS                                                            $1,957,260                           $1,957,260
   SHORT-TERM BORROWINGS:
      Federal funds purchased & securities sold under agreements
        to repurchase                                                     262,031                              262,031
      Other                                                                 9,327                                9,327
-----------------------------------------------------------------------------------------------------------------------
        TOTAL SHORT-TERM BORROWINGS                                       271,358                              271,358
-----------------------------------------------------------------------------------------------------------------------
   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                23,056       (1,015)   2,4           22,041
   NOTES PAYABLE                                                            5,000                                5,000
   GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE
       COMPANY'S SUBORDINATED DEBENTURES                                   57,500         2,500    5            60,000
-----------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                             2,314,174         1,485              2,315,659
-----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
   Common stock, $5 par value; 10,000,000 shares authorized,
       2,783,650 shares issued and 2,653,650 as adjusted                   13,918         (650)    1            13,268
   Capital surplus                                                         21,725      (19,110)    1             2,615
   Retained earnings                                                      207,127       (1,764)  2,3,4         205,363
   Treasury stock, at cost (452,514 shares)                              (44,591)                             (44,591)
   Accumulated other comprehensive income, net of tax                       3,928                                3,928
-----------------------------------------------------------------------------------------------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                      202,107      (21,524)                180,583
-----------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $2,516,281      (20,039)             $2,496,242
---------------------------------------------------------------========================================================


Description of entries:

         1. To record repurchase of 130,000 shares of common stock at $152/share.
         2. To record estimated transaction costs of $750,000, net of applicable income taxes of $274,000.
         3. To record write-off of capitalized debt issuance costs on existing 8.24% trust preferred issue.
         4.       To record tax effect of debt issuance cost write-off.
         5. To record issuance of privately-placed $60,000,000 trust preferred issue and related debt issuance costs and redemption of existing $57,500,000 publicly-held trust preferred issue.

                          INTRUST FINANCIAL CORPORATION
       PRO FORMA CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                          YEAR ENDED DECEMBER 31, 2001
            (Unaudited - dollars in thousands except per share data)



                                                                            HISTORICAL                                   PRO FORMA
                                                                            YEAR ENDED                      ADJ.         YEAR ENDED
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,   PRO FORMA       ENTRY        DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               2001        ADJUSTMENTS       NO.            2001
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                   $ 141,080                                    $ 141,080
   Taxable investment securities                                              24,542                                       24,542
   Nontaxable investment securities                                              515                                          515
   Federal funds sold and other                                                2,073          (548)         3,4             1,525
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                                 168,210          (548)                       167,662
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Savings and interest-bearing demand deposits                               17,367                                       17,367
   Time deposits                                                              41,216                                       41,216
   Federal funds purchased and securities sold under
      agreement to repurchase                                                 10,067                                       10,067
   Subordinated debentures                                                     4,738           227          1,5             4,965
   Other borrowings                                                              804                                          804
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                                 74,192           227                         74,419
-----------------------------------------------------------------------------------------------------------------------------------
       NET INTEREST INCOME                                                    94,018          (775)                        93,243
PROVISION FOR LOAN LOSSES                                                     13,105                                       13,105
-----------------------------------------------------------------------------------------------------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                    80,913          (775)                        80,138
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
   Service charges on deposit accounts                                        17,886                                       17,886
   Fiduciary income                                                           12,055                                       12,055
   Credit card fees                                                           10,035                                       10,035
   Other service charges, fees and income                                     15,050                                       15,050
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL NONINTEREST INCOME                                               55,026                                       55,026
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
   Salaries and employee benefits                                             47,562                                       47,562
   Net occupancy and equipment expense                                        13,793                                       13,793
   Advertising and promotional activities                                      4,301                                        4,301
   Data processing expense                                                     5,454                                        5,454
   Professional services                                                       4,412           750            2             5,162
   Supplies                                                                    2,669                                        2,669
   Postage and dispatch                                                        2,623                                        2,623
   Goodwill amortization                                                       2,391                                        2,391
   Intangible assets amortization                                                989                                          989
   Other                                                                       9,384                                        9,384
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL NONINTEREST EXPENSE                                              93,578           750                         94,328
-----------------------------------------------------------------------------------------------------------------------------------
       INCOME BEFORE PROVISION FOR INCOME TAXES                               42,361        (1,525)                        40,836
PROVISION FOR INCOME TAXES                                                    15,842          (540)           6            15,302
-----------------------------------------------------------------------------------------------------------------------------------
       NET INCOME                                                             26,519          (985)                        25,534
OTHER COMPREHENSIVE INCOME  - UNREALIZED GAINS ON SECURITIES, NET              1,860                                        1,860
-----------------------------------------------------------------------------------------------------------------------------------
       COMPREHENSIVE INCOME                                                $  28,379     $    (985)                     $  27,394
----------------------------------------------------------------------==============================================================
PER SHARE DATA:
   Basic earnings per share                                                $   11.31                                    $   11.53
----------------------------------------------------------------------==============================================================
   Diluted earnings per share                                              $   11.21                                    $   11.42
----------------------------------------------------------------------==============================================================


Description of entries:

         1. To record write-off of 8.24% trust preferred securities debt issuance costs.

         2.       To record projected transaction costs.

         3. To record interest earned on funds provided from new trust preferred issuance.

         4. To record foregone interest on funds used in repurchase of 130,000 shares of common stock and related transaction expense.

         5. To record reduction in interest expense on trust preferred redemption and replacement.

         6.       To record income tax effect of above entries.

                          INTRUST FINANCIAL CORPORATION
       PRO FORMA CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2002
            (Unaudited - dollars in thousands except per share data)


                                                                   HISTORICAL                           PRO FORMA
                                                                   NINE MONTHS                         NINE MONTHS
                                                                      ENDED                     ADJ.       ENDED
--------------------------------------------------------------------------------------------------------------------
                                                                  SEPTEMBER 30,   PRO FORMA    ENTRY   SEPTEMBER 30,
--------------------------------------------------------------------------------------------------------------------
                                                                      2002       ADJUSTMENTS    NO.        2002
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                               $ 84,569                            $ 84,569
   Taxable investment securities                                         15,698                              15,698
   Nontaxable investment securities                                         328                                 328
   Federal funds sold and other                                           1,190      (244)      3,4             946
--------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                            101,785      (244)                  101,541
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Savings and interest-bearing demand deposits                           6,891                               6,891
   Time deposits                                                         21,330                              21,330
   Federal funds purchased and securities sold under
      agreement to repurchase                                             2,146                               2,146
   Subordinated debentures                                                3,553        632      1,5           4,185
   Other borrowings                                                         190                                 190
--------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                            34,110        632                   34,842
--------------------------------------------------------------------------------------------------------------------
       NET INTEREST INCOME                                               67,675      (876)                   66,799
PROVISION FOR LOAN LOSSES                                                 8,000                               8,000
--------------------------------------------------------------------------------------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               59,675      (876)                   58,799
--------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
   Service charges on deposit accounts                                   14,408                              14,408
   Fiduciary income                                                       8,570                               8,570
   Credit card fees                                                       6,260                               6,260
   Other service charges, fees and income                                12,121                              12,121
--------------------------------------------------------------------------------------------------------------------
       TOTAL NONINTEREST INCOME                                          41,359                              41,359
--------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
   Salaries and employee benefits                                        36,189                              36,189
   Net occupancy and equipment expense                                    9,778                               9,778
   Advertising and promotional activities                                 3,071                               3,071
   Data processing expense                                                4,038                               4,038
   Professional services                                                  5,435        750        2           6,185
   Supplies                                                               1,531                               1,531
   Postage and dispatch                                                   1,779                               1,779
   Goodwill amortization                                                    798                                 798
   Intangible assets amortization                                           697                                 697
   Other                                                                  7,701                               7,701
--------------------------------------------------------------------------------------------------------------------
       TOTAL NONINTEREST EXPENSE                                         71,017        750                   71,767
--------------------------------------------------------------------------------------------------------------------
       INCOME BEFORE PROVISION FOR INCOME TAXES                          30,017    (1,626)                   28,391
PROVISION FOR INCOME TAXES                                               10,949      (560)        6          10,389
--------------------------------------------------------------------------------------------------------------------
       NET INCOME                                                        19,068    (1,066)                   18,002
OTHER COMPREHENSIVE INCOME  - UNREALIZED GAINS ON SECURITIES, NET         1,498                               1,498
--------------------------------------------------------------------------------------------------------------------
       COMPREHENSIVE INCOME                                            $ 20,566  $ (1,066)                  $19,500
-----------------------------------------------------------------------=============================================
PER SHARE DATA:
   Basic earnings per share                                               $8.15                               $8.15
-----------------------------------------------------------------------=============================================
   Diluted earnings per share                                             $8.08                               $8.07
-----------------------------------------------------------------------=============================================

Description of entries:

1. To record write-off of 8.24% trust preferred securities debt issuance costs.
2.       To record projected transaction costs.
3. To record interest earned on funds provided from new trust preferred issuance.
4. To record foregone interest on funds used in repurchase of 130,000 shares of common stock and related transaction expense.
5. To record reduction in interest expense on trust preferred redemption and replacement.
6.       To record income tax effect of above entries.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         The INTRUST common stock is traded in the local over-the-counter market on a limited basis and price quotations are reported on the OTC Bulletin Board. These quotations will no longer be available after the consummation of the going private transaction. Transactions in the common stock are relatively infrequent. The following table sets forth the per share high and low bid quotations for the periods indicated as reported by the National Quotation Bureau, Incorporated
(NQB).

                                                                                                   DIVIDENDS
                                                                HIGH              LOW               DECLARED
                                                                ----              ---               --------
2003
         First Quarter (through March 5, 2003)                $151.00           $143.00               $.80
2002
         First Quarter                                        $131.50           $125.35               $.80
         Second Quarter                                       $134.40           $128.50               $.80
         Third Quarter                                        $135.00           $127.30               $.80
         Fourth Quarter                                       $151.00           $129.00               $.80
2001
         First Quarter                                        $120.00           $120.00               $.80
         Second Quarter                                       $122.00           $120.00               $.80
         Third Quarter                                        $125.00           $122.00               $.80
         Fourth Quarter                                       $125.00           $124.00               $.80
2000
         First Quarter                                        $134.00           $134.00               $.75
         Second Quarter                                       $135.00           $134.00               $.75
         Third Quarter                                        $135.00           $108.00               $.75
         Fourth Quarter                                       $121.00           $108.00               $.75

         The quotations in the above table reflect inter-dealer quotations, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. On December 31, 2002, there were 450 stockholders of record for the 2,324,374 shares of outstanding common stock. Approximately 70% of the shares are held by Kansas resident individuals, institutions or trusts, with the remainder held by residents of 27 other states, with no singular concentrations.

         In 2002, INTRUST received cash dividends in the amount of $50,000,000 from INTRUST Bank, $500,000 from NestEgg Consulting, Inc. and $147,000 from INTRUST Capital Trust. In 2001, INTRUST received cash dividends in the amount of $20,800,000 from INTRUST Bank, $500,000 from NestEgg Consulting, Inc. and $183,000 from INTRUST Capital Trust. INTRUST declared and paid cash dividends of $7,474,000, or $3.20 per share, during 2002, $7,507,000, or $3.20 per share, during 2001 and $7,125,000, or $3.00 per share, during 2000. During 2002, dividend declaration dates were January 8, April 9, July 9 and October 8. During 2001, dividend declaration dates were January 9, April 10, July 10 and October
9. During 2000, dividend declaration dates were January 11, April 11, July 11, and October 10. The payment of dividends by INTRUST is primarily dependent upon receipt of cash dividends from INTRUST Bank. Regulatory authorities can restrict the payment of dividends by national and state banks when such payments might, in their opinion, impair the financial condition of the bank or otherwise constitute unsafe and unsound practices in the conduct of banking business. Additional information concerning dividend restrictions may be found in the "Notes to Consolidated Financial Statements" (note 15) and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under "Liquidity and Asset/Liability Management" in INTRUST's Form 10-K for the year ended December 31, 2001. The priorities for use of cash dividends paid to INTRUST will be the quarterly interest payments and annual principal payments on the variable rate term loan payable to another financial institution. Additional information concerning the term loan may be found in the "Notes to Consolidated Financial Statements" (notes 10 and 11) in INTRUST's Form 10-K for the year ended December 31, 2001. The Board of Directors will review the cash dividends on INTRUST common stock each quarter with consideration given to the earnings, business conditions, financial position of INTRUST and such other factors as may be relevant at the time.

                                  OTHER MATTERS

         Management of INTRUST knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

                       WHERE YOU CAN FIND MORE INFORMATION

         INTRUST files reports, proxy and information statements and other information with the SEC. Copies of these reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at the following locations:

         WASHINGTON, D.C.                            CHICAGO, ILLINOIS
         Judiciary Plaza                             Citicorp Center
         Room 1024                                   500 West Madison Street
         Washington, D.C. 20549                      Chicago, Illinois 60661

         Copies of these reports, proxy and information statements and other information can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding INTRUST, including the reports, proxy and information statements and other information incorporated by reference herein as more fully described below.

         INTRUST and Merger Corp. are filing a Schedule 13E-3 under the Securities Exchange Act in connection with the merger. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above.

                   ADDITIONAL DOCUMENTS AND OTHER INFORMATION
                            INCORPORATED BY REFERENCE

         The rules and regulations of the SEC allow INTRUST to incorporate into this document by reference certain reports, proxy and information statements and other information, which means that important information may be disclosed to you by INTRUST by referring you to another report, proxy or information statement or other information filed separately by INTRUST with the SEC. The reports, proxy and information statements and other information incorporated into this document by reference are deemed to be part of this document, except for any information superseded by information contained in, or incorporated by reference into, this document. This document hereby incorporates by reference the reports listed below, which have been previously filed by INTRUST with the SEC, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in such document is excluded, and is not incorporated herein by reference. The following reports contain information about INTRUST and its financial condition, results of operations and business that are important to you, and we encourage you to read it carefully in connection with your review of this document.

         (1) Annual Report on Form 10-K, filed by INTRUST with the SEC on March 29, 2002.

         (2) Quarterly Report on Form 10-Q, filed by INTRUST with the SEC on May 14, 2002.

         (3) Quarterly Report on Form 10-Q, filed by INTRUST with the SEC on August 9, 2002.

         (4) Quarterly Report on Form 10-Q, filed by INTRUST with the SEC on November 13, 2002.

         INTRUST is also incorporating by reference all additional reports, proxy and information statements and other information filed by INTRUST with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the Special Meeting described herein.

         INTRUST has supplied all information contained in or incorporated by reference in this document relating to INTRUST, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference.

         YOU MAY HAVE BEEN SENT SOME OF THE REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY INTRUST, BUT YOU CAN ALSO OBTAIN ANY OF THEM THROUGH THE SEC AT THE LOCATIONS DESCRIBED ABOVE, OR THROUGH INTRUST AT THE ADDRESS BELOW. INTRUST WILL PROVIDE TO YOU, WITHOUT CHARGE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF ANY WRITTEN OR ORAL REQUEST BY YOU, A COPY OF ANY REPORT, PROXY OR INFORMATION STATEMENT OR OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY INTRUST. YOU SHOULD DIRECT YOUR REQUEST TO THE FOLLOWING
ADDRESS:

                          INTRUST FINANCIAL CORPORATION
                              105 North Main Street
                              Wichita, Kansas 67202
                          Attn: Jay L. Smith, Secretary


                                             By Order of the Board of Directors


                                                          Jay L. Smith
                                                          Secretary

Dated: ___________, 2003

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger dated effective as of December 10, 2002 (this "Agreement"), is entered into by and between INTRUST Financial Corporation, a Kansas corporation (the "Company"), and INTRUST Merger Corporation, a Kansas corporation ("Merger Corp.").

                                   WITNESSETH

         WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Kansas having its principal office in Wichita, Kansas, with authorized capital stock consisting of Ten Million (10,000,000) shares (the "Shares") of common stock, $5.00 par value per share, and Five Million (5,000,000) shares of preferred stock (the "Company Stock"), of which _______________ Shares are issued and outstanding and no shares of preferred stock are issued and outstanding; and

         WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Kansas, with authorized capital stock consisting of ten (10) shares of common stock, $1.00 par value per share (the "Merger Corp. Stock"), of which ten (10) shares are issued and outstanding; and

         WHEREAS, the Boards of Directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the "Merger"), with the Company surviving the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I
                                     MERGER

         1.01. GENERAL. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

         1.02. NAME AND ORGANIZATION. The name of the Surviving Corporation shall remain and thereafter be "INTRUST Financial Corporation." The Articles of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

         1.03. RIGHTS AND INTERESTS. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately prior to the Effective Time.

         1.04. LIABILITIES AND OBLIGATIONS. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

         1.05. DIRECTORS AND OFFICERS. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

         1.06. ADOPTION. Unless contrary to the laws of the State of Kansas or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

                                   ARTICLE II
                               TERMS OF THE MERGER

         2.01. GENERAL. The manner of exchanging and converting the issued and outstanding Shares and Merger Corp. Stock shall be as hereinafter provided in this Article II.

         2.02. CONVERSION AND CANCELLATION OF STOCK.

         (a) At the Effective Time,

         (i) all outstanding Shares, whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 1,000 Shares immediately prior to the Effective Time shall, without any action on the part of the Holder thereof, be canceled and converted into the right to receive cash equal to $152.00 per Share (the "Merger Consideration"); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 1,000 Shares immediately prior to the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 1,000 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

         (ii) all outstanding Shares other than those described in paragraph (i) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

         (iii) the outstanding shares of Merger Corp. Stock shall, without any action on the part of the Holder thereof, be canceled.

         (b) In no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 1,000 or more Shares (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the Shares so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the Shares held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 1,000 Shares (including any combination of Record Shares and Street Shares) in the aggregate.

         (c) For purposes hereof,

         (i) the term "Record Shares" shall mean Shares other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

         (ii) the term "Street Shares" shall mean Shares held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

         (iii) the term "Holder" shall mean (A) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record stockholders of the Company, and (B) any other person or persons who would be deemed to be a "Holder" under clause (A) above if the Shares such person holds beneficially either in street name or as a customer of a bank or broker were held of record by such person or persons; and

         (iv) the term "Cash-Out Shares" shall mean any Shares that are converted into the right to receive the Merger Consideration pursuant to this Section 2.02.

         (d) The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Holder(s) or otherwise, as it may deem appropriate for purposes of this Section
2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

         (e) For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any Shares held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the Shares held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of Shares held by such Holder.

         2.03 EXCHANGE OF CERTIFICATES.

         (a) PAYMENT PROCEDURE. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares that appear, based on information available to the Company, may have been converted into the right to receive the Merger Consideration (other than Shares as to which rights of dissent have been perfected as provided in Section 2.04) ("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificates shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the share transfer records of the Company, the Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         (b) ABANDONED PROPERTY LAWS. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.04 APPRAISAL RIGHTS OF STOCKHOLDERS. Stockholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of K.S.A. 17-6712.

                                   ARTICLE III
                   REPRESENTATIONS, WARRANTIES, AND COVENANTS
                                 OF THE COMPANY

         The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

         3.01. ORGANIZATION. The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Kansas. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

         3.02. GOVERNMENTAL AUTHORIZATIONS. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Sections 6.03 and 6.04 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

         3.03. NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party and will not conflict with any provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Company Stock.

         3.04. NO CONFLICT WITH JUDGMENTS OR DECREES. The consummation of the transactions in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

         3.05. APPROVAL OF AGREEMENTS. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company in accordance with K.S.A. 17-6701. The Company has full corporate power, authority, and legal right to enter into this Agreement.

         3.06. CAPITAL STOCK. The authorized capital stock of the Company consists solely of the Company Stock, all of the shares of which are validly issued, fully paid, and not issued in violation of the preemptive rights of any stockholder.

                                   ARTICLE IV
                   REPRESENTATIONS, WARRANTIES, AND COVENANTS
                                 OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

         4.01. ORGANIZATION. Merger Corp. is a Kansas corporation duly incorporated, validly existing, and in good standing under the laws of the State of Kansas. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

         4.02. CAPITAL STOCK. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which ten (10) shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

         4.03. SUBSIDIARIES OR AFFILIATES. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

         4.04. APPROVAL OF AGREEMENTS. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement in accordance with K.S.A. 17-6701. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the stockholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

                                    ARTICLE V
                    CONDITIONS TO OBLIGATIONS OF MERGER CORP.

         The obligations of Merger Corp. to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

         5.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

         5.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

         5.03. STOCKHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than two-thirds (2/3) of the shares of common stock of the Company entitled to vote at the special meeting of the stockholders and by the written consent of the sole stockholder of Merger Corp.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

         6.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the

Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

         6.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Merger Corp. shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

         6.03. STOCKHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than two-thirds (2/3) of the shares of INTRUST common stock entitled to vote at the special meeting and by the written consent of the sole stockholder of Merger Corp.

         6.04 REGULATORY APPROVAL. The Company shall have received an approval, consent or non-objection of or by all bank regulatory authorities having jurisdiction over the Company and Merger Corp. with respect to the Merger.

                                   ARTICLE VII
                                    EXPENSES

         Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII
                         CLOSING DATE AND EFFECTIVE TIME

         The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on and time at which the Merger is effective, which shall be on the date and at the time of filing of the certificate of merger with the Secretary of State of Kansas in accordance with K.S.A. 17-6003.

                                   ARTICLE IX
                                   AMENDMENTS

         The Board of Directors of the Company and Merger Corp. may amend this Agreement in writing at any time prior to the filing of the certificate of merger with the Secretary of State of Kansas, except that an amendment made subsequent to the adoption of this Agreement by the stockholders of either constituent corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property or rights, or any of the proceedings, in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, (b) alter or change any item of the Articles of Incorporation of the Company, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

                                    ARTICLE X
                                   TERMINATION

         At any time prior to the filing of the certificate of merger with the Secretary of State of Kansas, this Agreement may be terminated by the Board of Directors of either the Company or Merger Corp., notwithstanding the approval of this Agreement by the Holders. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or stockholders.

                                   ARTICLE XI
                                     NOTICES

         All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

          If to the Company or
          Surviving Corporation, at:         If to Merger Corp., at:

          105 North Main Street              105 North Main Street
          Wichita, Kansas  67202             Wichita, Kansas  67202
          Attn:  President                   Attn:  President

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.01. FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

         12.02. SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

         12.03. CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

         12.04. GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

         12.05. HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

         12.06. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         12.07. GOVERNING LAW. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE.

         12.08. COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

         12.09. INUREMENT. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

         12.10. WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

         12.11. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

         12.12. SECTION 17-6701. This Agreement has been approved, adopted, certified and executed by each of the constituent corporations in accordance with K.S.A. 17-6701.

         12.13. COPIES OF THIS AGREEMENT. The executed Agreement is on file at the principal place of business of the Surviving Corporation at the address specified in Article XI. A copy of this Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     Remainder of page intentionally left blank. Signature page to follow.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

INTRUST FINANCIAL CORPORATION               INTRUST MERGER CORPORATION

By:  /s/ Charles Q. Chandler IV             By:  /s/ Rick L. Beach
     ------------------------------              -----------------

Name:    Charles Q. Chandler IV             Name:    Rick L. Beach

Title:  President                           Title:  President


ATTEST:                                     ATTEST:

/s/ Brian Sullivan                          /s/ Jay L. Smith
-----------------------------------         ----------------------
Name:    Brian Sullivan                     Name:  Jay L. Smith

Title:  Assistant Secretary                 Title:  Secretary

                                     ANNEX B

                                   OPINION OF
                          KEEFE, BRUYETTE & WOODS, INC.

                                                               December 10, 2002

The Board of Directors
INTRUST Financial Corporation
105 N. Main Street
Wichita, KS  67201

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness of the $152.00 per share consideration offered in the Company's proposed merger transaction (the "Merger"), from a financial point of view, to the shareholders of INTRUST Financial Corporation (the "Company"), including both those shareholders who will receive cash in the Merger and those shareholders who will remain shareholders after the Merger. In the Merger, INTRUST Merger Corporation, a newly-formed, wholly-owned subsidiary of the Company will merge with and into the Company, with the Company being the surviving corporation. Pursuant to the Merger, each share of the Company's common stock held of record by a shareholder who owns, as of the effective date of the Merger, fewer than 1,000 shares of common stock (excluding shares held by the Company's shareholders who have perfected their dissenters rights of appraisal), will be converted into the right to receive $152.00 in cash from the Company and each share of the Company's common stock held of record by a shareholder who owns, as of the effective date of the Merger, 1,000 or more shares of common stock, will not be affected by the merger and will remain validly issued and outstanding shares of Company common stock after the Merger.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for our own account and for the accounts of our customers. To the extent we are aware of any such position as of the date of this opinion it has been disclosed to the Company. We have acted exclusively for the board of directors of the Company (the "Board of Directors"), and the special committee of the Board of Directors (the "Special Pricing Committee"), in rendering this fairness opinion and will receive a fee from the Company for our services.

         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company, including among other things, the following: (i) a draft of a definitive merger agreement relating to the Merger dated December 11, 2002, which we assume will correspond in all material respects to the final definitive merger agreement to be executed by the Company; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2001 of the Company;
(iii) certain Quarterly Reports on Form 10-Q of the Company and certain other communications from the Company to its stockholders; and (iv) other financial information concerning the businesses and operations of the Company furnished to us by the Company for purposes of our analysis. We have also held discussions with senior management of the

Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Company and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be substantially realized in the amounts and in the time periods currently estimated by management. With your consent, we relied on advice of counsel and independent accountants to the Company as to legal and financial matters, respectively, concerning the Company and the Merger, and have assumed that the Merger will be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. With respect to the financial impact to shareholders of the Company who will have an ongoing equity interest in the Company after completion of the Merger, we considered only the financial impact on the Company of the consideration to be offered in the Merger, and did not ascribe a material financial impact to the regulatory or legal considerations associated with the effects of the Merger. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the assets and liabilities of the Company; and (iii) the nature and terms of certain other similar transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         It is understood that this letter is for the information of the Board of Directors of the Company and the Special Pricing Committee only and may not be used for any other purpose without our prior written consent; provided however, that the Company may include the opinion in its entirety as an exhibit or appendix to any report, statement, or schedule filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with the Merger.

         This opinion does not constitute a recommendation to any shareholder of the Company as to whether any shareholder should or should not vote his or her shares in favor of the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors or Special Pricing Committee as alternatives to the Merger or the decision of the Board of Directors or Special Pricing Committee with respect to the merger.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $152.00 per share consideration offered in the Merger is fair, from a financial point of view, to shareholders of the

Company, including both those shareholders who will receive cash in the Merger and those shareholders who will remain shareholders after the Merger.

                                         Very truly yours,

                                         /s/ Keefe, Bruyette & Woods, Inc.

                                         Keefe, Bruyette & Woods, Inc.

                                     ANNEX C

                                 K.S.A. 17-6712
                        RIGHTS OF DISSENTING STOCKHOLDERS

                             KANSAS REVISED STATUTES
                            CHAPTER 17. CORPORATIONS
                       ARTICLE 67. MERGER OR CONSOLIDATION
           SECTION 6712. PAYMENT FOR STOCK OF STOCKHOLDER OBJECTING TO
                            MERGER OR CONSOLIDATION;
       DEFINITIONS; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT;
                                  APPRAISAL AND
       DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS;
                               RIGHTS OF OBJECTION
 STOCKHOLDERS; STATUS OF STOCK; SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK

          (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

          (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

          (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

          (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

          (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

          (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

          (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

          (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

          (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

          (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

          (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either (1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                          INTRUST FINANCIAL CORPORATION
                              105 NORTH MAIN STREET
                              WICHITA, KANSAS 67202
                                 (316) 383-1111

                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD _____________, 2003

                                -----------------

                                      PROXY

                                -----------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned stockholder of INTRUST Financial Corporation (the "Company") hereby appoints __________, __________ and __________, and each of them separately, with full power of substitution, proxies to vote all shares of Company common stock, par value $5.00 per share, that the undersigned is entitled to vote at the close of business on ___________, 2003, at the Special Meeting of Stockholders to be held on _____________, 2003 at _____, or any adjournment(s) thereof, on the following proposals:

         1. PROPOSAL TO APPROVE AND ADOPT the Agreement and Plan of Merger by and between the Company and INTRUST Merger Corp., and the consummation of the transactions contemplated thereby.

/  / FOR               /  / AGAINST               /  / ABSTAIN

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE STOCKHOLDER'S MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, EXCEPT SUCH DISCRETIONARY AUTHORITY TO VOTE SHALL BE LIMITED TO MATTERS OF WHICH THE COMPANY DID NOT HAVE NOTICE A REASONABLE TIME BEFORE MAILING OF THE PROXY STATEMENT AND THIS PROXY.

         ANY PROXY GIVEN PURSUANT TO THIS SOLICITATION MAY BE REVOKED BY THE PERSON GIVING IT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. PROXIES MAY BE REVOKED BY DELIVERING TO THE SECRETARY OF THE COMPANY, JAY L. SMITH, 105 NORTH MAIN STREET, WICHITA, KANSAS 67202, A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY, BY DULY EXECUTING AND DELIVERING TO THE SECRETARY A SUBSEQUENTLY DATED PROXY RELATING TO THE SAME SHARES OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF A PROXY).

         THIS PROXY WILL BE VOTED AS MARKED. SIGNED BUT UNMARKED PROXIES WILL BE VOTED IN FAVOR OF THE PROPOSAL.

         The undersigned acknowledges receipt of the NOTICE OF STOCKHOLDERS' MEETING to be held _____________, 2003 and the PROXY STATEMENT dated ___________, 2003 and hereby revokes all Proxies heretofore given by the undersigned.


                                           Dated: ___________________, 2003



                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Number of Shares


                                           -------------------------------------
                                           Signature (If Held Jointly)


                                           -------------------------------------
                                           Title or Authority (If Applicable)

SIGNATURES OF STOCKHOLDER(S) SHOULD CORRESPOND WITH THE NAME IN WHICH SHARES ARE REGISTERED. JOINT HOLDERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY-IN-FACT, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN, PARTNER, OR DULY AUTHORIZED OFFICER, PLEASE GIVE YOUR TITLE OR AUTHORITY AND ATTACH AUTHORIZATION DOCUMENTS.